                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-12

                                META GROUP, INC.

--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      Common Stock, par value $0.01 per share, of META Group, Inc.

      --------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

      17,953,148 shares of META Common Stock, comprised of 14,355,207 shares of META Common Stock outstanding as of December 26, 2004 and 3,597,941 shares of META Common Stock subject to in-the-money options outstanding as of December 26, 2004

      --------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.00 per share

      --------------------------------------------------------------------------

      --------------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

      $165,111,632 (calculated by multiplying the aggregate number of securities to which transaction applies by the per unit price of $10.00 per share)

      --------------------------------------------------------------------------
      (5)   Total fee paid: $19,433.64
      (calculated pursuant to Section 14(g) of the Exchange Act by multiplying the proposed maximum aggregate value of the transaction by 0.0001177)

      --------------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

      --------------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------
      (3)   Filing Party:

      --------------------------------------------------------------------------
      (4)   Date Filed:

      --------------------------------------------------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear META Group, Inc. stockholder:

      The board of directors of META Group, Inc. has unanimously approved a merger in which META would become a wholly owned subsidiary of Gartner, Inc.

      If the merger is completed, holders of META common stock will receive $10.00 in cash, without interest, for each share of META common stock they own.

      STOCKHOLDERS OF META WILL BE ASKED, AT A SPECIAL MEETING OF META STOCKHOLDERS, TO ADOPT THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF META HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF META AND ITS STOCKHOLDERS AND HAS DECLARED ADVISABLE AND RECOMMENDS THAT META STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

      In deciding to approve the merger and recommend that the META stockholders adopt the merger agreement, one of the factors that the META board of directors considered was the opinion of the financial advisor to the special committee of the META board of directors, Wachovia Capital Markets, LLC (Wachovia Securities or Wachovia), rendered orally on December 26, 2004 and subsequently confirmed in writing, that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of META common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the Wachovia opinion is included as Annex B to the attached proxy statement, which you should read in its entirety.

      The date, time and place of the special meeting to adopt the merger agreement is as follows:

      _______________, ____, 2005
      LOCAL TIME 9:00 A.M.,
      208 HARBOR DRIVE
      PO BOX 120061
      STAMFORD, CT 06912-0061

      The proxy statement attached to this letter provides you with information about the special meeting of META stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, if you are a holder of META common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

                                      /s/  CD Hobbs
                                      -----------------------------------
                                      CD Hobbs
                                      President and Chief Operating Officer
                                      META Group, Inc.

      The proxy statement is dated __________, 2005, and is first being mailed to stockholders of META on or about ________, 2005.

      BUSINESS AND FINANCIAL INFORMATION ABOUT META IS AVAILABLE WITHOUT CHARGE TO META STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST. STOCKHOLDERS SHOULD CONTACT META GROUP, INC. AT 208 HARBOR DRIVE, PO BOX 120061, STAMFORD, CT 06912-0061,
ATTN: INVESTOR RELATIONS, (203) 973-6700.

      TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST REQUEST THEM NO LATER THAN ______________, 2005, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING.

      ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THE PROXY STATEMENT.

                                META GROUP, INC.
                                208 HARBOR DRIVE
                                  PO BOX 120061
                             STAMFORD, CT 06912-0061

                              ---------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ___________, 2005

To the stockholders of META Group, Inc.:

      A special meeting of stockholders of META Group, Inc., a Delaware corporation, will be held on ________, 2005 at 9:00 a.m., local time, at META's headquarters, located at 208 Harbor Drive, Stamford, CT 06912-0061, for the following purposes:

      1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 26, 2004, among Gartner, Inc., Green Falcon, Inc., a Delaware corporation and wholly owned subsidiary of Gartner, and META Group, Inc.; and

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The board of directors of META has fixed the close of business on ___________, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of META common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, META had outstanding and entitled to vote ______________ shares of common stock. Holders of META common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See "Appraisal Rights" on page 28.

      YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF META COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR PROXY CARD, THE EFFECT WILL BE THAT YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE META SPECIAL MEETING BUT WILL EFFECTIVELY BE COUNTED AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                      By Order of the Board of Directors,

                                      /s/  CD Hobbs
                                      ---------------------------
                                      CD Hobbs
                                      President and Chief Operating Officer

Stamford, CT
_________, 2005

      THE META BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AND RECOMMENDS, THAT META STOCKHOLDERS VOTE "FOR" adoption of the merger agreement.

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER..................................................................   2
SUMMARY.................................................................................................   4
MARKET PRICE AND DIVIDEND DATA..........................................................................  12
THE SPECIAL MEETING.....................................................................................  13
      Date, Time and Place..............................................................................  13
      Purpose of Special Meeting........................................................................  13
      Record Date; Stock Entitled to Vote; Quorum.......................................................  13
      Vote Required; Treatment of Abstention and Broker Non-Vote........................................  13
      Voting by META Directors, Executive Officers and Certain Stockholders.............................  13
      Voting of Proxies.................................................................................  13
      Revocability of Proxies...........................................................................  14
      Solicitation of Proxies...........................................................................  14
THE COMPANIES...........................................................................................  15
      META..............................................................................................  15
      Gartner...........................................................................................  15
PROPOSAL NO. 1 -- ACQUISITION OF META BY GARTNER THE MERGER.............................................  16
      Background of the Merger..........................................................................  16
      Reasons for the Merger and Board of Directors Recommendation......................................  19
      Opinion of META's Financial Advisor...............................................................  20
      Interests of META Directors and Management in the Merger..........................................  27
      Appraisal Rights..................................................................................  28
      Form of the Merger................................................................................  30
      Merger Consideration..............................................................................  30
      Conversion of Shares; Procedures for Exchange of Certificates.....................................  30
      Effective Time of the Merger......................................................................  31
      Delisting and Deregistration of META Common Stock.................................................  31
      Material United States Federal Income Tax Consequences of the Merger..............................  31
      Regulatory Matters................................................................................  32
      Effect on Awards Outstanding Under META Stock Plans...............................................  32
      Effect on META's Benefit Plans....................................................................  33
THE MERGER AGREEMENT....................................................................................  33
         The Merger Agreement...........................................................................  33
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................................  42
STOCKHOLDER PROPOSALS...................................................................................  44
OTHER MATTERS...........................................................................................  44
WHERE YOU CAN FIND MORE INFORMATION.....................................................................  44

ANNEXES:
Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Wachovia Capital Markets, LLC
Annex C -- Section 262 of the Delaware General Corporation Law (Appraisal
           Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT WILL META STOCKHOLDERS RECEIVE IN THE MERGER?

A: As a result of the merger, META stockholders will receive $10.00 in cash, without interest, for each share of META common stock they own. For example, if you own 100 shares of META common stock, you will receive $1,000.00 in cash in exchange for your META shares.

Q:    DOES THE META BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. After careful consideration, the META board of directors determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, META and its stockholders, and unanimously recommends that the META stockholders vote to adopt the merger agreement. Please also see the section entitled "Reasons for the Merger and Board of Directors' Recommendation" on page 19.

Q:    WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of META stockholders.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT PROPOSAL?

A: Delaware law requires that the holders of a majority of the outstanding shares of META common stock approve the merger agreement proposal.

Q:    WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q:    MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting of META stockholders, and vote your shares in person, rather than signing and returning your proxy card. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy to us. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted without a proxy from your broker.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of META stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:    SHOULD I SEND IN MY META STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of META common stock for the per-share cash amount of $10.00, without interest, for each share of META common stock you own.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We expect to complete the merger shortly after the special meeting.

Q:    AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Yes. Holders of META common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

      META  GROUP, INC.
      Attn: Investor Relations
      208 Harbor Drive
      PO Box 120061
      Stamford, CT 06912-0061
      Telephone: (203) 973-6700

                                     SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information" on page 44. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

FORWARD-LOOKING INFORMATION

      This proxy statement may contain projections or other forward-looking statements regarding future events or the future financial performance of META. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Gartner will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as "anticipate," "believe," "intend," "may," and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including without limitation:

         -  the merger not being consummated in a timely manner, if at all;

         - the requirement that our stockholders approve the merger agreement with Gartner;

         - receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

         -  failure by us to satisfy other conditions to the merger; and

         - the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees.

      Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements in this proxy statement under any circumstances, except as otherwise required by law.

THE COMPANIES (PAGE 15)

      META GROUP, INC.
      208 Harbor Drive
      PO Box 120061
      Stamford, CT 06912-0061
      Telephone: (203) 973-6700

      META Group, Inc., a Delaware corporation ("META"), is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META's experienced analysts and consultants are trusted advisors to IT and business executives around the world. Its unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. META was incorporated in Delaware in July 1989. Additional information regarding META is contained in META's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 44.

      GARTNER, INC.
      56 Top Gallant Road
      Stamford, CT 06902
      Telephone: (203)964-0096

      Gartner, Inc., a Delaware corporation ("Gartner"), is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner has more than 3,700 associates, including more than 1,000 research analysts and consultants, in 75 locations worldwide.

      GREEN FALCON, INC.
      56 Top Gallant Road
      Stamford, CT 06902
      Telephone: (203) 964-0096

      Green Falcon, Inc. is a Delaware corporation and a wholly owned subsidiary of Gartner. Green Falcon, Inc. was organized solely for the purpose of entering into the merger agreement with META and completing the merger and has not conducted any business operations.

MERGER CONSIDERATION (PAGE 30)

      If the merger is completed, you will receive the per-share cash amount of $10.00, without interest, in exchange for each share of META common stock that you own.

      After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a META stockholder. META stockholders will receive the merger consideration after exchanging their META stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to META stockholders shortly after completion of the merger.

      Prior to the closing, META will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated as a result of the merger and be cashed out based on any positive spread between the per-share cash amount payable in the merger and the exercise price for such options.

      All outstanding purchase rights under META's purchase plan were exercised, in accordance with the terms of the purchase plan, as of the end of the payment period ending December 31, 2004, and shares of META common stock were issued in accordance with Article 6 of the purchase plan. The purchase plan was then terminated.

      META common stock is listed on The Nasdaq National Market. On December 23, 2004, the last full trading day prior to the public announcement of the proposed merger, META common stock closed at $6.48. On __________, 2005, the last full trading day prior to the date of this proxy statement, META common stock closed at $____.

TAX MATTERS (PAGE 31)

      The exchange of shares of META common stock for the per-share cash amount will be a taxable transaction to META stockholders for federal income tax purposes.

      TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

REASONS FOR THE MERGER (PAGE 19)

      The META board of directors approved the merger based on a number of factors, including the following:

         - the value of the consideration to be received by the META stockholders in the merger pursuant to the merger agreement, as well as the fact that stockholders would receive the consideration in cash with no financing condition;

         - META's prospects if it were to remain independent, including the risks inherent in remaining independent;

         - the possible alternatives to the merger (including the possibility of continuing to operate META as an independent entity, and the perceived risks thereof), the range of possible benefits to the META stockholders of such alternatives and the timing and the likelihood of successfully accomplishing any of such alternatives, and the META board of directors' assessment that none of such alternatives were reasonably likely to present superior opportunities for META, or reasonably likely to create greater value for the META stockholders, than the merger;

         - the financial condition, historical results of operations and business and strategic objectives of META, as well as the risks involved in achieving those objectives;

         - other historical information concerning META's business, financial performance and condition, operations, technology, management and competitive position;

         - the fact that the $10.00 per share to be paid as the consideration in the merger represents a premium of approximately 71.5% over the one-month trailing average of $5.83 per share, a premium of approximately 57.7% over the one-week trailing average of $6.34 per share, and a premium of approximately 54.3% over the $6.48 closing sale price for the shares on The Nasdaq National Market on December 23, 2004, the last trading day prior to the meeting of the META board of directors to approve the merger agreement and the merger;

         - the then current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock of META;

         - the opinion of Wachovia Securities, rendered orally on December 26, 2004 and subsequently confirmed in writing, to the special committee of the board of directors of META, that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of META common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the Wachovia Securities opinion is attached to this proxy statement as Annex B. Such opinion should be read in its entirety;

         - the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Gartner;

         - the interests that certain executive officers and directors of META may have with respect to the merger in addition to their interests as stockholders of META generally as described in "The Merger -- Interests of META Directors and Management in the Merger;"

         - the terms of the merger agreement and related documents, including the parties' representations, warranties and covenants, and the conditions to their respective obligations; and

         - the fact that pursuant to the merger agreement, META is not prohibited from responding in the manner provided in the merger agreement to any unsolicited acquisition proposal (as described below in "The Merger Agreement - No Solicitation" on page 35) that META's board of directors reasonably determines in good faith constitutes or is reasonably likely to become a superior offer (as described below in "The Merger Agreement - No Solicitation" on page
            35).

RECOMMENDATIONS TO STOCKHOLDERS (PAGE 20)

      The META board of directors believes that the merger is advisable and fair to you and in your best interests. The META board of directors has declared advisable, and recommends, that you vote "for" adoption of the merger agreement.

OPINION OF META'S FINANCIAL ADVISOR (PAGE 21)

      Wachovia Capital Markets, LLC, which is sometimes referred to in this document as "Wachovia Securities", rendered its oral opinion, which was subsequently confirmed in writing, to the special committee of the board of directors of META that, as of the date of the written fairness opinion, the per-share cash amount to be received by holders of shares of META common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

      The full text of the written opinion of Wachovia Securities, dated December 26, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex B to, and is incorporated by reference in, this proxy statement. The opinion of Wachovia Securities is solely for the information and use of the special committee of the board of directors of META in connection with its consideration of the merger, and does not and shall not constitute a recommendation as to how any holder of shares of META common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

THE SPECIAL MEETING OF META STOCKHOLDERS (PAGE 13)

      TIME, DATE AND PLACE. A special meeting of the stockholders of META will be held on _________, 2005, at META's headquarters, located at 208 Harbor Drive, Stamford, CT 06912-0061, at 9:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement.

      RECORD DATE AND VOTING POWER. You are entitled to vote at the special meeting if you owned shares of META common stock at the close of business on _____________, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of META common stock you owned at the close of business on the record date. There are _____________ shares of META common stock entitled to be voted at the special meeting.

      REQUIRED VOTE. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of META common stock outstanding at the close of business on the record date.

      SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT. The directors and executive officers of META and their affiliates own approximately _____% of the shares entitled to vote at the special meeting.

INTERESTS OF META DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 27)

      In considering the recommendation of the META board of directors in favor of the merger, stockholders of META should be aware that members of the META board of directors and officers of META have interests in the merger that are different from, or in addition to, the interests of stockholders of META. Such interests relate to or arise from, among other things:

         - the terms of the merger agreement providing for the continued indemnification of current directors and officers of META; and

         - non-employee directors with options to acquire META common stock will have these options fully accelerated as a result of the merger and cashed out based on any positive spread between the per-share cash amount payable in the merger and the exercise price for such options.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 34)

      Gartner and META are obligated to complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

         - the holders of a majority of the outstanding shares of META common stock must have voted in favor of adopting the merger agreement;

         - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger may be in effect; nor shall any proceeding brought by any governmental entity seeking any of the foregoing be pending; nor shall any action have been taken by any governmental entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal or causes any of the transactions contemplated by the merger agreement to be rescinded following completion; and

         - the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other requirement of any governmental entity must have expired or been terminated.

      In addition, Gartner will be obligated to complete the merger only if:

         - META's representations and warranties other than those pertaining to capitalization, financial statement preparation and liabilities, disregarding all qualifications and exceptions contained therein relating to materiality or META material adverse effect or any similar standard or qualification, shall be true and correct on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a META material adverse effect. META's representations and warranties pertaining to capitalization, financial statement preparation and liabilities, giving effect to all qualifications and exceptions contained therein relating to materiality or META material adverse effect or any similar standard or qualification, shall be true and correct in all respects;

         - META shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the closing date and META shall have delivered a certificate signed by its COO and CFO to Gartner to such effect;

         - There is no pending or threatened action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity or administrative agency before any governmental entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Gartner from exercising all material rights and privileges pertaining to its ownership of the surviving corporation or the ownership or operation by Gartner of all or a material portion of the business or assets of Gartner, or seeking to compel Gartner to dispose of or hold separate all or any portion of the business or assets of Gartner or the surviving corporation (or any of their subsidiaries), as a result of the merger or the transactions contemplated by the merger agreement, except as would not reasonably be expected to, individually or in the aggregate, result in a META material adverse effect or a Gartner material adverse effect;

         - certain consents and approvals of third parties have been obtained by META;

         - Gartner receives a certificate from META to the effect that META is not a U.S. real property holding company meeting the requirements of certain Treasury Regulations; and

         - neither META nor any of its subsidiaries is a party to or bound by any contract or other agreement with any affiliate of META or one of its subsidiaries (other than with another subsidiary) and no affiliate of META or any of its subsidiaries (other than META or its subsidiaries) shall own or otherwise have any rights to or interest in any of the properties or assets of META or any of its subsidiaries.

      META will be obligated to complete the merger only if:

         - The representations and warranties of Gartner and Green Falcon, disregarding all qualifications and exceptions contained therein relating to materiality or Gartner material adverse effect or any similar standard or qualification, shall be true and correct on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Gartner material adverse effect, and Gartner shall have delivered a certificate signed by its CEO and CFO to META to such effect; and

         - Gartner and Green Falcon shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the closing date and Gartner shall have delivered a certificate signed by its CEO and CFO to META to such effect.

TERMINATION OF THE MERGER AGREEMENT (PAGE 36)

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the stockholders of META:

         - by mutual written consent duly authorized by the Gartner board of directors and the META board of directors;

         - by Gartner or META, if the merger has not been completed by May 25, 2005; provided that if the merger has not been completed by May 25 due to the pendency of governmental actions and all other conditions are satisfied, waived or are then capable of being satisfied, the date shall be automatically extended to June 24, 2005; and provided further that the right to terminate the merger agreement will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to be completed by that date;

         - by Gartner or META, if a governmental entity issues any order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and nonappealable; provided that the right to so terminate shall not be available to any party that has failed to use reasonably best efforts to (a) comply with any legal requirements imposed with respect to the merger, (b) cooperate with the other party with respect to the fulfillment of such legal requirements or (c) taken all reasonable action to obtain any necessary approval from any governmental entity.

         - by either Gartner or META, if the required approvals of the META stockholders have not been obtained by reason of the failure to obtain the required vote at the special meeting of META stockholders or at any adjournment thereof; provided that META may not so terminate the merger agreement if the failure to obtain the required approvals of the META stockholders is caused by any action or failure to act of META that constitutes a breach of META's covenant regarding the holding of the stockholder meeting or a breach of a representation or warranty that has caused or resulted in the failure to obtain stockholder approval;

         - by Gartner or META, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured or has not been cured within 20 business days after written notice of such breach;

         - by Gartner in the event the META board of directors or any committee thereof (a) withholds, withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement, (b) fails to reaffirm its recommendation to the META stockholders in favor of adoption of the merger agreement within 5 days after Gartner requests in writing that such recommendation be reaffirmed, (c) approves or publicly recommends an alternative acquisition proposal, or (d) META fails to include in this Proxy Statement the recommendation of its board of directors in favor of the approval and adoption of the merger agreement and the approval of the merger; or

         - by META, if the META board of directors withholds, withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement in response to a superior offer (defined as an bona fide written third party offer to acquire META that the META board of directors concludes in good faith to be more favorable to the META stockholders than the terms of the merger, for which financing is then committed and is reasonably capable of being consummated) following strict compliance with the provisions in the merger agreement pertaining to convening the special meeting of META stockholders, recommending the merger and non-solicitation of alternative acquisition proposals; provided, that concurrently with the termination of the merger agreement META pays Gartner a termination fee of $4,500,000 and reimburses Gartner for all of the out-of-pocket expenses relating to the merger and other transactions contemplated by the merger agreement incurred by Gartner, Green Falcon and Gartner's financial sources.

LIMITATION ON CONSIDERATION OF OTHER ACQUISITION PROPOSALS (PAGE 35)

      Until the merger is completed or the merger agreement is terminated, META has agreed not to, and has agreed not to permit any of its officers, directors, employees, advisors or other representatives to, directly or indirectly solicit, initiate or encourage the submission of, or engage in any communications or negotiations with, or furnish any non-public information to any person regarding or enter into any agreement with respect to or approve or recommend, an acquisition proposal by a third party, as described on page 35.

      However, if META receives an acquisition proposal from a third party that the META board of directors concludes in good faith, following receipt of advice of META's outside legal counsel and a financial advisor, constitutes a superior offer, as described on page 35, and following the receipt of advice from META's outside legal counsel that, in light of such superior proposal the failure of META's board of directors to effect a change of recommendation would be reasonably likely to be a breach of its fiduciary obligations to META stockholders under applicable law, then, if META has complied with the restrictions described in the preceding paragraph and the special meeting of the META stockholders has not yet occurred and subject to the other restrictions and the satisfaction of other conditions set forth in the merger agreement, after receiving advice from outside legal counsel and a financial advisor, and after providing a notice that identifies the person making the acquisition proposal and contains a copy of the acquisition proposal to Gartner and allowing Gartner three business days to make a counter-proposal, the META board of directors may approve, endorse or recommend the third party's acquisition proposal and change its recommendation regarding the proposed merger with Gartner.

EXPENSES AND TERMINATION FEES (PAGE 39)

      The merger agreement provides generally that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses, provided, that Gartner and META will share equally all filing fees payable to the Securities and Exchange Commission in connection with this proxy statement or in respect of filings made pursuant to applicable antitrust laws.

      The merger agreement requires, however, that META pay Gartner a termination fee of $4,500,000 (and Gartner's out of pocket expenses, including advisors' fees) if:

         - the merger agreement is not completed by May 25, 2005 (or June 24, 2005 if extended as described above) and if (a) prior to such termination an alternative acquisition proposal was publicly disclosed or disclosed to the META board of directors, or a majority of the META stockholders or META's financial advisors and (b) within 12 months following termination of the merger agreement META is acquired by a third party or enters into a contract providing for its acquisition by a third party;

         - the merger agreement is terminated by Gartner in the event the META board of directors or any committee thereof (a) withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement, (b) fails to reaffirm its recommendation to the META stockholders in favor of adoption of the merger agreement within 5 days after Gartner requests in writing that such recommendation be reaffirmed, (c) approves or publicly recommends an alternative acquisition proposal, or (d) META shall have materially breached certain provisions in the merger agreement pertaining to convening the special meeting of META stockholders, recommending the merger and non-solicitation of alternative acquisition proposals;

         - the merger agreement is terminated by META, due to the META board of directors withholding or withdrawing its recommendation to the META stockholders in favor of adoption of the merger agreement in response to a superior offer following strict compliance with the provisions in the merger agreement pertaining to non-solicitation of alternative acquisition proposals; or

         - META fails to obtain the required approvals of the META stockholders and within 12 months following termination of the merger agreement META is acquired by a third party or enters into a contract providing for its acquisition by a third party.

GOVERNMENTAL APPROVALS (PAGE 32)

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Gartner and META have filed the required notification and report forms. The required waiting period expires on February 11, 2005 unless extended by the Antitrust Division or the Federal Trade Commission with a request for additional information.

APPRAISAL RIGHTS (PAGE 28)

      META stockholders who do not wish to accept the $10.00 per share cash consideration in the merger have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of META common stock determined in accordance with Delaware law. The fair value of shares of META common stock as determined in accordance with Delaware law may be more or less than the per-share cash amount to be paid to non-dissenting META stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting META stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all META stockholders to read these provisions carefully and in their entirety.

                         MARKET PRICE AND DIVIDEND DATA

      META common stock is included in The Nasdaq National Market under the symbol "METG." This table sets forth, for the periods indicated, the range of high and low per share sale prices for META common stock as reported on The Nasdaq National Market.

                                                                       META
                                                                  COMMON STOCK
                                                            ------------------------
                                                                LOW          HIGH
                                                            ----------     ---------
YEAR ENDED DECEMBER 31, 2000
First quarter                                               $    17.75     $   35.87
Second quarter                                              $    16.62     $   26.87
Third quarter                                               $    12.25     $   26.00
Fourth quarter                                              $     4.25     $   12.50
YEAR ENDED DECEMBER 31, 2001
First quarter                                               $     1.25      $   7.00
Second quarter                                              $     0.77      $   3.64
Third quarter                                               $     1.40      $   2.80
Fourth quarter                                              $     1.60      $   2.91
YEAR ENDED DECEMBER 31, 2002
First quarter                                               $     1.20      $   2.75
Second quarter                                              $     1.90      $   3.10
Third quarter                                               $     2.00      $   3.41
Fourth quarter                                              $     1.90      $   2.70
YEAR ENDED DECEMBER 31, 2003
First quarter                                               $     2.05      $   4.15
Second quarter                                              $     3.37      $   6.34
Third quarter                                               $     3.65      $   5.59
Fourth quarter                                              $     4.80      $   6.30
YEAR ENDED DECEMBER 31, 2004
First quarter                                               $     5.15      $   6.75
Second quarter                                              $     3.01      $   5.99
Third quarter                                               $     3.50      $   5.10
Fourth quarter (through December 23, 2004)                  $     4.56      $   6.91

      The following table sets forth the closing per share sale price of META common stock, as reported on The Nasdaq National Market on December 23, 2004, the last full trading day before the public announcement of the proposed merger, and on _______ , 2005, the latest practicable trading day before the printing of this proxy statement:

                                                              META
                                                         COMMON STOCK
                                                         CLOSING PRICE
                                                      ------------------
December 23, 2004                                     $             6.48
___________, 2005                                     $

      META has never declared or paid cash dividends on its common stock. The current policy of META is to retain earnings for use in its business. Following the merger there will be no further market for META common stock.

                               THE SPECIAL MEETING

      We are furnishing this proxy statement to stockholders of META as part of the solicitation of proxies by the META board of directors for use at the special meeting.

DATE, TIME AND PLACE

      We will hold the special meeting at META's headquarters, located at 208 Harbor Drive, Stamford, CT 06912-0061, at 9:00 a.m., local time, on _______________ ___, 2005.

PURPOSE OF SPECIAL MEETING

      At the special meeting, we will ask holders of META common stock to adopt the merger agreement. The META board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the merger are fair to and in the best interests of META and its stockholders, and recommends that META stockholders vote "for" the adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

      Only holders of record of META common stock at the close of business on ___________, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, _____________- shares of META common stock were issued and outstanding and held by approximately _____________ holders of record. A quorum is present at the special meeting if a majority of the shares of META common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. Broker non-votes will also count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Holders of record of META common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

VOTE REQUIRED; TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of META common stock outstanding on the record date. If a META stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. A broker non-vote will have the same effect as a vote against the adoption of the merger agreement. If the special meeting is convened and there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at that time, or if META needs additional time to satisfy all conditions to the merger, we may move to adjourn the meeting to a later date to solicit additional proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to META stockholders, other than announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

VOTING BY META DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS

      At the close of business on the record date, directors and executive officers of META and their affiliates owned and were entitled to vote __________ shares of META common stock, which represented approximately _____% of the shares of META common stock outstanding on that date.

VOTING OF PROXIES

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" the adoption of the merger agreement.

      Shares of META common stock represented at the special meeting but not voting, including shares of META common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a META stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. Brokers who hold shares of META common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes, and count as votes against the adoption of the merger agreement.

      META does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. Our bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting.

REVOCABILITY OF PROXIES

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) filing with the Secretary of META a duly executed revocation of proxy; (b) submitting a duly executed proxy to the Secretary of META bearing a later date; or (c) appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

SOLICITATION OF PROXIES

      All costs of solicitation of proxies will be borne by META. META has retained Georgeson Shareholder Communications, Inc., New York, New York 10004 to aid in the solicitation of proxies and to verify records relating to the solicitations. Georgeson Shareholder Communications, Inc. has also agreed to provide proxy solicitation services with regard to banks, brokers, institutional investors and individual stockholders META anticipates paying Georgeson Shareholder Communications, Inc. approximately $12,000 plus reasonable out-of-pocket expenses for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or internet without delay. META also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of META common stock certificates will be mailed to META stockholders as soon as practicable after completion of the merger.

                                  THE COMPANIES

META

      META Group, Inc., a Delaware corporation, is a leading provider of information technology ("IT") research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group's experienced analysts and consultants are trusted advisors to IT and business executives around the world. Its unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals.

      META was incorporated in Delaware in July 1989. META's principal executive offices are located at 208 Harbor Drive, PO Box 120061, Stamford, CT 06912-0061, and its telephone number is (203) 973-6700. Additional information regarding META is contained in META's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 44.

GARTNER

      Gartner, Inc., a Delaware corporation, is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner has more than 3,700 associates, including more than 1,000 research analysts and consultants, in 75 locations worldwide.

      Gartner's principal executive offices are located at 56 Top Gallant Road, Stamford, CT 06902, and its telephone number is (203) 964-0096.

GREEN FALCON, INC.

      Green Falcon, Inc. is a Delaware corporation and a wholly owned subsidiary of Gartner. Green Falcon, Inc. was organized solely for the purpose of entering into the merger agreement with META and completing the merger and has not conducted any business operations.

                PROPOSAL NO. 1 -- ACQUISITION OF META BY GARTNER

                                   THE MERGER

      The following discussion describes the proposed merger. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger.

      References to, and descriptions of the merger, the merger agreement and the terms thereof throughout this proxy statement are qualified in their entirety by reference to the merger agreement included as Annex A to this proxy statement. The merger agreement is incorporated into this proxy statement where such references and descriptions appear. You are strongly encouraged to read the merger agreement in its entirety.

BACKGROUND OF THE MERGER

      On July 23, 2004, META's co-founder and Chairman Dale Kutnick filed an amendment to his Schedule 13-D stating that he was exploring on a preliminary basis the possibility of a corporate transaction that had the potential of modifying META's business structure, which might among other things result in a going private transaction, and that Mr. Kutnick was considering the possibility of forming a group within the meaning of the Securities Exchange Act of 1934. Mr. Kutnick owns approximately 13.7% of META's outstanding common stock.

      Following Mr. Kutnick's 13-D filing, on July 26, 2004, META's Board of Directors met to consider the Company's alternatives. As part of that meeting, the Board formed a Special Committee (the "Special Committee") to consider such alternatives, including continuing to operate as an independent company, merging with another company of comparable size, or being acquired by a larger company. The Special Committee consisted of directors Gayl Doster, Monte Ford, Francis Saldutti and Michael Simmons. It was also agreed at that meeting that in light of Mr. Kutnick's Schedule 13-D filing, that he would recuse himself from meetings pertaining to the Special Committee's evaluation.

      On July 30, 2004, Nery Capital Partners, L.P., at that time an approximately 5.0% shareholder, filed a Schedule 13-D with the SEC suggesting to the Board that it immediately and fully explore the possible sale of META.

      During the weeks of August 2 and August 9, 2004, the Special Committee met with various candidate investment banking firms in order to select a financial advisor to the Special Committee in its review of strategic alternatives. During that time period, the Special Committee also received two unsolicited indications of interest in a potential strategic transaction.

      Following that series of meetings, on August 17, 2004, the Special Committee formally engaged Wachovia Capital Markets, LLC ("Wachovia") as its exclusive financial advisor to review strategic alternatives for META to maximize stockholder value.

      Following Wachovia's retention, a series of meetings took place throughout September 2004 between the Special Committee, Wachovia, representatives of Heller Ehrman White & McAuliffe LLP, the Company's legal counsel, and META's management team, to enable Wachovia to conduct a business and financial review of META and to establish the parameters of the strategic alternative review process with the Special Committee.

      On September 20, 2004, Wachovia made a presentation to the Special Committee reviewing the strategic alternatives that, in Wachovia's view, were available to META. After that presentation, the Special Committee directed Wachovia to prepare materials with META's management team to solicit indications of interest from interested parties, as part of the Special Committee's review of strategic alternatives.

      From September 23, 2004 through October 21, 2004, META's management team, with assistance from Wachovia, prepared a Confidential Information Package ("CIP") that illustrated META's operations and financial plans. From October 4, 2004 to November 21, 2004, Wachovia, on behalf of META, contacted or responded to 54 potential buyers, negotiated non-disclosure agreements including standstill and non-solicitation terms ("NDA"s) with the input of the Company's legal counsel, and distributed CIPs to 15 parties that signed the NDAs. The parties signing NDAs also began due diligence upon signing their NDA. During the September to November period, the Special Committee met generally on a weekly basis to review and monitor the status of the process and to provide input and direction as appropriate.

      On October 14, 2004, Monte Ford resigned from META's Board of Directors. The Special Committee continued its efforts with remaining members Doster, Saldutti and Simmons.

      On October 18, 2004, META terminated its interim COO and appointed CD Hobbs, a senior executive at META, as META's new President and COO.

      On November 10, 2004, seven parties submitted initial indications of interest proposing strategic transactions for META, one of which was a financing transaction that maintained META as a publicly traded entity.

      From November 18, 2004 through December 3, 2004, META's management conducted management presentations with six of the parties who had submitted indications of interest, including the party proposing the financing transaction. Those parties also continued due diligence efforts in this time period, in addition to the management presentations, and from late November to mid-December, META, with assistance from Wachovia, responded to due diligence requests submitted by parties that had attended the management presentations and Mr. Hobbs and other members of META management continued meetings with the interested parties.

      On December 15, 2004, four parties submitted revised bids, including, in the case of three of the parties, markups of a proposed agreement, to acquire META. The fourth party submitted a proposal that described a financing transaction. Wachovia and Heller Ehrman met with the Special Committee, via teleconference, on the evening of December 15, 2004 to review the bids.

      On December 16, 2004, Wachovia and Heller Ehrman met with the Special Committee, via teleconference. The Special Committee decided that one of the parties considering a change-of-control transaction should be excluded from the continuing process based on its bid not being viewed as competitive and that further discussions should be held with the party proposing a financing transaction in order to better assess that party's proposal.

      On December 17, 2004, Wachovia, Heller Ehrman and the Special Committee met with that party, via teleconference, and asked a series of follow-up due diligence questions to better understand and assess the party's proposal. On December 18, 2004, the Special Committee convened and decided not to pursue that party's proposal further at that time, pending continued bidding by the two remaining parties (Gartner and "Company A").

      On December 19, 2004, Wachovia received revised bids from Gartner and Company A.

      Subsequent to the receipt of revised bids, Wachovia and Heller Ehrman convened with the Special Committee via teleconference on December 19, 2004 to discuss the revised bids and proposals. The Special Committee directed Wachovia to contact both Gartner and Company A to discuss their respective revised bids.

      On December 20, 2004, Company A submitted a revised bid, which expired at midnight that night, subject to exclusivity until midnight, December 24, 2004. Wachovia and Heller Ehrman convened with the Special Committee via teleconference and the Special Committee directed Wachovia to contact both Gartner and Company A a final time to discuss their respective revised bids.

      Later on December 20, 2004, Gartner submitted a revised bid and Company A submitted a revised bid subject to exclusivity. The per share purchase price proposed by Company A at this time was higher than the per share purchase price proposed by Gartner.

      At approximately midnight on December 20, 2004, the Special Committee entered into an exclusivity agreement with Company A, which ended at the earlier of (i) midnight on December 24, 2004 (or midnight on December 31, 2004 if META did not deliver acquisition agreement schedules on or before midnight on December 24, 2004), or (ii) the termination of negotiations between META and Company A. Gartner was informed that META had entered exclusivity with another bidder and discussions with Gartner ceased.

      On the morning of December 21, 2004, Gartner submitted an unsolicited revised bid with a proposed purchase price greater than that proposed by Company
A. META and Company A continued to work toward signing their definitive agreement. The Special Committee met by teleconference with Wachovia and Heller Ehrman to discuss the Gartner proposal.

      On the morning of December 24, 2004, Gartner submitted an additional unsolicited revised bid further improving its proposed purchase price to $10.00 per share. META and Company A continued to work toward signing their definitive agreement. The Special Committee met by teleconference with Wachovia and Heller Ehrman to discuss the Gartner proposal.

      In the early afternoon of December 24, 2004, the Special Committee informed Company A that in light of the unsolicited proposals the Special Committee had received from another party, the Special Committee was not inclined to sign the Company A-META agreement as it then stood, without certain modifications. The modifications discussed were (i) that Company A revise certain terms of the agreement, including price, and (ii) that Company A, as an alternative, agree to provisions that would allow META to approach the other party, after signing with Company A, to determine whether the other party could execute speedily an agreement substantially similar to the Company A-META agreement at a higher price; the provisions would allow Company A to respond to any agreement signed by the other party. After further discussions, Company A agreed to the latter set of modifications.

      At approximately 4:00 p.m. EST on December 24, 2004, Dale Kutnick stated to the META Board of Directors his intent to amend his Schedule 13-D to withdraw his current efforts to bid for META. Subsequent to Mr. Kutnick's statement, the Board of Directors of META reviewed the terms of the Company A-META merger agreement, representatives of Heller Ehrman White & McAuliffe LLP, legal counsel to META, reviewed with the Board their fiduciary duties in considering a cash transaction such as the one proposed by Company A, Wachovia verbally rendered an opinion, subsequently confirmed in writing, that, as of December 24, 2004 and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of shares of META common stock pursuant to the Company A-META merger agreement was fair, from a financial point of view, to such holders, and the Board of Directors unanimously voted to approve the Company A-META merger agreement (the "Company A Agreement"). The Company A Agreement was executed at approximately 11:25 p.m. EST on December 24, 2004.

      Immediately after the execution of the Company A Agreement, pursuant to the Company A Agreement, the Special Committee approached Gartner with a version of the Company A Agreement in substantially the form signed by META and Company A, except with the price, counter-party and certain break-up fee amounts redacted. On behalf of the Special Committee, META's advisors invited Gartner to offer to acquire META on the terms and conditions set forth in such agreement. META's advisors also indicated that if a superior offer was received from Gartner prior to 9:00 p.m. EST on December 25, 2004, the potential break-up fees under the Company A Agreement would be meaningfully less than if a superior offer were received at a later time. At approximately 7:00 p.m. EST on December 25, 2004, Gartner submitted an executed agreement in accordance with META's invitation providing for an acquisition of META at $10.00 per share (the "Gartner Agreement").

      Pursuant to the Company A Agreement, Company A had approximately 24 hours to respond to the proposal submitted by Gartner. At approximately 8:30 p.m. EST on December 26, Company A submitted a final offer of less than $10.00 per share.

      At approximately 9:00 p.m. EST on December 26, the board of directors of META reviewed the terms of the Gartner Agreement with Wachovia, the Company's legal counsel reviewed with the Board their fiduciary duties in considering a cash transaction such as the one proposed by Gartner, and the Board unanimously concluded in their good faith judgment that the Gartner proposal was superior to the Company A proposal. Accordingly, the Board effected a Change of Recommendation under the Company A Agreement, terminated the Company A Agreement, Wachovia verbally rendered an opinion, subsequently confirmed in writing, that, as of December 26, 2004 and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of shares of META common stock pursuant to the Gartner Agreement was fair, from a financial point of view, to such holders and the Board of Directors voted unanimously to approve the Gartner Agreement.

      Prior to the opening of the market on December 27, 2004, Gartner and META issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

      REASONS FOR THE MERGER. In the course of reaching its decision to approve and adopt the merger and the merger agreement, the board of directors of META consulted with senior management, legal counsel to META and the financial advisor to META, reviewed a significant amount of information and considered a number of factors, including the following factors:

         - the value of the consideration to be received by the META stockholders in the merger pursuant to the merger agreement, as well as the fact that stockholders would receive the consideration in cash with no financing condition;

         - META's prospects if it were to remain independent, including the risks inherent in remaining independent;

         - the possible alternatives to the merger (including the possibility of continuing to operate META as an independent entity, and the perceived risks thereof), the range of possible benefits to the META stockholders of such alternatives and the timing and the likelihood of successfully accomplishing any of such alternatives, and the META board of directors' assessment that none of such alternatives were reasonably likely to present superior opportunities for META, or reasonably likely to create greater value for the META stockholders, than the merger;

         - the financial condition, historical results of operations and business and strategic objectives of META, as well as the risks involved in achieving those objectives;

         - other historical information concerning META's business, financial performance and condition, operations, technology, management and competitive position;

         - the fact that the $10.00 per share to be paid as the consideration in the merger represents a premium of approximately 71.5% over the one-month trailing average of $5.83 per share, a premium of approximately 57.7% over the one-week trailing average of $6.34 per share, and a premium of approximately 54.3% over the $6.48 closing sale price for the shares on The Nasdaq National Market on December 23, 2004, the last trading day prior to the meeting of the META board of directors to approve the merger agreement and the merger;

         - the then current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock of META;

         - the opinion of Wachovia Securities, rendered orally on December 26, 2004 and subsequently confirmed in writing, to the special committee of the board of directors of META, that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of META common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the Wachovia Securities opinion is attached to this proxy statement as Annex B. Such opinion should be read in its entirety;

         - the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Gartner;

         - the interests that certain executive officers and directors of META may have with respect to the merger in addition to their interests as stockholders of META generally as described in "Interests of META Directors and Management in the Merger" on page 27;

         - the terms of the merger agreement and related documents, including the parties' representations, warranties and covenants, and the conditions to their respective obligations; and

         - the fact that pursuant to the merger agreement, META is not prohibited from responding in the manner provided in the merger agreement to any unsolicited acquisition proposal (as described below in "The Merger Agreement -- No Solicitation" on page 35) that META's board of directors reasonably determines in good faith constitutes a superior offer (as described below in "The Merger Agreement -- No Solicitation" on page 35) in the manner provided in the merger agreement.

      The META board of directors also considered, among other things, the following negative factors:

         - the risks and contingencies related to the announcement of the merger, the possibility that the merger may not be consummated and the potential negative effect of the public announcement of the merger on META's sales, operating results and stock price, META's ability to retain key personnel, and META's relationships with customers and third parties;

         - that META stockholders will not be able to benefit from any future increase META's value;

         - the conditions to Gartner's obligation to complete the merger and the right of Gartner to terminate the merger agreement under certain circumstances; and

         - the interests that certain of our directors and executive officers have with respect to the merger in addition to their interests as META stockholders generally, as described in "Interests of META Directors and Management in the Merger."

      The preceding discussion of the information and factors considered by the META board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the META board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the META board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors, but rather, the META board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of META's senior management and legal and financial advisors.

      The META board of directors recognized that, while the consummation of the merger gives the META stockholders the opportunity to realize a premium over the price at which the shares were traded during the period prior to the public announcement of the merger, consummation of the merger would eliminate the opportunity for such stockholders to participate in the future growth and any future profits of META. The META board of directors believes that the loss of this opportunity was fully reflected in the per-share cash amount of $10.00 per share. The META board of directors recognized that there could be no assurance as to the level of growth or profits to be attained by META, if it remained independent, or by META as the surviving corporation in the merger in the future.

      BOARD OF DIRECTORS RECOMMENDATION. After careful consideration, the META board of directors approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, META and its stockholders. THE META BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AND RECOMMENDS, THAT THE META STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF META'S FINANCIAL ADVISOR

      The special committee of META's board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with its review of strategic alternatives including a potential sale of META. META's special committee of the board of directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities' qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion, which was subsequently confirmed in writing, to the special committee of the board of directors of META that, as of the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per-share cash amount to be received by holders of shares of META common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

      THE FULL TEXT OF THE WRITTEN OPINION OF WACHOVIA SECURITIES, DATED DECEMBER 26, 2004, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE OPINION AND ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO, AND IS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT. THE OPINION OF WACHOVIA SECURITIES IS SOLELY FOR THE INFORMATION AND USE OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF META IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER, AND DOES NOT AND SHALL NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF SHARES OF META COMMON STOCK SHOULD VOTE IN CONNECTION WITH THE MERGER AGREEMENT OR ANY OTHER MATTER RELATED THERETO. YOU SHOULD CAREFULLY READ THE OPINION IN ITS ENTIRETY.

      In arriving at its opinion, Wachovia Securities, among other things:

      - reviewed the merger agreement, including the financial terms of the merger;

      - reviewed Annual Reports on Form 10-K of META for the three fiscal years ended December 31, 2003; Interim Reports on Form 8-K of META, and Quarterly Reports on Form 10-Q, of META; and certain business, financial and other information regarding each of Gartner and META that was publicly available;

      - reviewed certain business, financial and other information regarding META and its prospects that was furnished to Wachovia Securities by META's management, and which was discussed by Wachovia Securities with META's management;

      - compared the business, financial, and other information regarding META with similar information regarding certain publicly traded companies that Wachovia Securities deemed relevant;

      - compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

      - compared the proposed financial terms of the merger agreement with the premiums paid in certain other business combinations and transactions regarding publicly traded companies that Wachovia Securities deemed relevant;

      -  reviewed the stock price and trading history of META common stock; and

      - participated in the discussions and negotiations among representatives of META and Gartner and their respective financial and legal advisors that resulted in the merger.

      In connection with its review, Wachovia Securities has relied upon the accuracy and completeness of the foregoing financial and other information that it obtained and reviewed for the purpose of its opinion, and Wachovia Securities has not assumed any responsibility for any independent verification of such information. In that regard, Wachovia Securities has relied upon the assurances of META's management that they are not aware of any facts or circumstances that would make such information about META inaccurate or misleading. Wachovia Securities has been provided with projections for META for fiscal years 2004 - 2005 by META's management. Wachovia Securities has assumed that the forecasts, estimates, judgments, and all assumptions expressed by META's management have been reasonably formulated and that they are the best currently available forecasts, estimates, judgments, and assumptions of META's management. In arriving at its opinion, Wachovia Securities has conducted no physical inspections or assessments of the properties or facilities of META, and has not made any evaluations or appraisals of the assets or liabilities of META, nor have any such valuations or appraisals been provided to Wachovia Securities.

      In rendering its opinion, Wachovia Securities has assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will have an adverse effect on META or the merger in any way meaningful to Wachovia Securities' analysis.

      Wachovia Securities' opinion is necessarily based on economic, market, financial and other conditions as they existed on and could be evaluated as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities' opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by META's management and/or META's board of directors or any committee thereof. Nor does Wachovia Securities' opinion address the merits of the underlying decision by META to enter into the merger agreement.

      The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to the special committee of the board of directors of META and to META's board of directors on December 26, 2004, in connection with Wachovia Securities' fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities' analyses and opinion.

      Selected Publicly Traded Companies Analysis. Wachovia Securities reviewed and compared certain financial information, multiples and ratios for META to corresponding financial information, multiples and ratios for the following publicly traded corporations operating in the Strategy and Management Consulting, Research and Advisory Services, IT Services and Data Services segments of the research and advisory, and consulting services industry.

      STRATEGY & MANAGEMENT CONSULTING

      -  Advisory Board Co.

      -  Charles River Associates

      -  Corporate Executive Board

      -  FTI Consulting, Inc.

      -  Navigant Consulting

      -  LECG Corp.

      RESEARCH & ADVISORY SERVICES

      -  Forrester Research, Inc.

      -  Find SVP, Inc.

      -  Gartner, Inc.

      -  Opinion Research Corp.

      IT SERVICES

      -  Accenture Ltd.

      -  AnswerThink, Inc.

      -  BearingPoint, Inc.

      -  DiamondCluster Intl.

      DATA SERVICES

      -  Dow Jones & Company, Inc.

      -  Dun & Bradstreet Corp.

      -  Factset Research Systems, Inc.

      -  Interactive Data Corp.

      -  McGraw-Hill Companies, Inc.

      -  Thomson Corp.

      Although none of the aforementioned selected publicly traded companies is directly comparable to META, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of META.

      The multiples and ratios of META were calculated using the $10.00 per share of META common stock to be paid pursuant to the merger agreement and the multiples and ratios of each of the selected publicly traded companies were calculated using their respective closing prices on December 23, 2004. The multiples and ratios of META were based on the most recent publicly available information, information provided by META's management and IBES estimates. The multiples and ratios for each of the selected publicly traded companies were based on the most recent publicly available information and IBES estimates. With respect to each of the selected publicly traded companies and META, Wachovia Securities calculated:

      - levered market capitalization, which is the market value of common equity plus the book value of debt minus cash, as a multiple of latest twelve months ("LTM") revenues;

      - levered market capitalization as a multiple of each of fiscal year 2004 and 2005 estimated revenues.

      - levered market capitalization as a multiple of LTM earnings before interest, taxes and depreciation and amortization, or EBITDA; and

      - levered market capitalization as a multiple of each of fiscal year 2004 and 2005 estimated EBITDA.

      The results of these analyses are summarized as follows:

  LEVERED MARKET
CAPITALIZATION AS A             SELECTED PUBLICLY TRADED COMPANIES
   MULTIPLE OF:                   RANGE                     MEDIAN                META*
-------------------             ----------                  ------               ------
LTM Revenues                    0.4x-10.3x                    2.3x                 1.1x
2004E Revenues                   0.5x-9.7x                    2.4x                 1.1x

  LEVERED MARKET
CAPITALIZATION AS A             SELECTED PUBLICLY TRADED COMPANIES
   MULTIPLE OF:                   RANGE                     MEDIAN                META*
-------------------             ----------                  ------               ------
2005E Revenues                   0.5x-7.8x                    2.0x                 1.1x
LTM EBITDA                      5.4x-35.4x                   12.3x                23.9x
2004E EBITDA                    8.9x-33.1x                   12.6x                20.9x
2005E EBITDA                    6.6x-25.8x                   10.7x                22.0x

------------
*     2004 and 2005 financial projections were provided by META's management.

      Wachovia Securities also calculated with respect to each of the selected publicly traded companies, price per share as a multiple of LTM earnings per share and each of fiscal year 2004 and 2005 estimated earnings per share, and compared such price-to-earnings ratios to the results for META. The following table presents the results of this analysis:

PRICE/EARNINGS             SELECTED PUBLICLY TRADED COMPANIES
   RATIO:                  RANGE                       MEDIAN              META*
--------------             -----------                 ------              -----
LTM                        17.7x-49.9x                  30.5x              91.6x
2004E                      18.1x-46.6x                  29.5x              53.4x
2005E                      15.7x-38.0x                  23.8x              57.9x

------------
*    2004 and 2005 financial projections were provided by META's management.

      Selected Transactions Analysis. For reference purposes, using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined selected transactions involving publicly traded and privately held companies in the Strategy and Management Consulting, Research and Advisory Services, IT Services and Data Service segments of the research and advisory and consulting services industry that closed from February 5, 2002 to November 30, 2004. The selected transactions were:

ACQUIROR                                            TARGET
--------                                            ------
Thomson Corp.                                       Information Holdings, Inc.
Charles River Associates, Inc.                      Network Economics Consulting Group Pty Ltd.
Charles River Associates, Inc.                      Tabors Caramanis & Associates
LECG Corp.                                          The Washington Advisory Group, LLC
Harris Interactive                                  WirthlinWorldwide
Interactive Data Corp.                              FutureSource, LLC
Standard & Poors                                    Capital IQ
Navigant Consulting, Inc.                           Invalesco Group, Inc.
Factset Research Systems, Inc.                      JCF Group
Jupitermedia Corp.                                  Thinkstock/Thinkstock Footage
LexisNexis                                          Seisint Share Capital
The Project Group, Inc.                             Dolphin Knowledge, Inc.
Navigant Consulting                                 Capital Advisory Services
Monitor Clipper Partners                            The Yankee Group Research
Inforte Corp.                                       COMPENDIT, Inc.
Answerthink, Inc.                                   EzCommerce Global Solutions, Inc.
Charles River Associates, Inc.                      InteCap, Inc.
First Advantage Corp.                               CoreFacts LLC
Jupitermedia Corp.                                  Comstock Images
LECG Corp.                                          Low Rosen Taylor Soriano
Dow Jones & Company, Inc.                           Alternative Investor Group of
                                                    Wicks Business Information LLC
Synovate                                            Symmetrics Marketing Corp.
LECG Corp.                                          Economic Analysis, LLC
Navigant Consulting, Inc.                           Tucker Alan, Inc.
Electronic Data Systems Corp.                       Feld Group

ACQUIROR                                            TARGET
--------                                            ------
Forrester Research, Inc.                            Certain Assets of GigaGroup SA
Nicholas Investment Co., Inc.                       Javelin Holdings, Inc.
FTI Consulting, Inc.                                Lexecon, Inc.
FTI Consulting, Inc.                                Domestic Dispute Advisory
                                                    Services business of KPMG
Jupitermedia Corp.                                  DevX.com
Jupitermedia Corp.                                  International Microcomputer
                                                    Software (ArtToday, Inc.)
FIND/SVP, Inc.                                      Teltech (U.S.-based division of
                                                    Sopheon plc)
RJL Marketing Services, Inc.                        Guardian Technologies International, Inc
FIND/SVP, Inc.                                      Guideline Research Corp.
Dun & Bradstreet Corp.                              Hoovers, Inc.
Forrester Research, Inc.                            Giga Information Group, Inc.
Lipper, Inc.                                        Capital Access International
Navigant Consulting, Inc.                           Hunter Group, Inc.
FTI Consulting, Inc.                                PricewaterhouseCoopers
                                                    Business Recovery Services
KPMG Consulting                                     KPMG Consulting AG (German,
                                                    Swiss, Austrian divisions)
Incepta Group Plc                                   Markowitz & McNaughton, Inc.
Events International Holding                        CPC Econometrics
Basis100, Inc.                                      Mortgage Risk Assessment Corp.
Charles River Associates, Inc.                      Arthur D. Little, Inc.
                                                    Chemicals/Energy Practice
BearingPoint, Inc.                                  23 Andersen consulting units
ICF Consulting                                      Arthur D. Little, Inc.
Jupitermedia Corp.                                  King Content Co.(eSecurityPlanet.com)

      Wachovia Securities calculated for each of the selected transactions the transaction value (defined as target equity market capitalization (including premium) at consummation of transaction plus the book value of debt minus cash) as a multiple of LTM revenues and the transaction value as a multiple of LTM EBITDA, and compared such ratios to the results implied by the merger agreement with respect to META.

      The following table presents the results of this analysis:

                                             MEDIAN SELECTED
           MULTIPLE OF:                        TRANSACTIONS               META
---------------------------------            ----------------             ----
Transaction value to LTM Revenues                   1.3x                  1.1x
Transaction value to LTM EBITDA                     8.1x                 23.9x

      Because the market conditions, rationale and circumstances surrounding each of the selected transactions were unique to each transaction and because of the inherent differences between META's businesses, operations and prospects and those of each of the companies that comprise the selected transactions, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of each of the selected transactions and the proposed merger that could affect META's acquisition values and those of such acquired companies.

      Premiums Paid Analysis. Based on publicly available information, Wachovia Securities compared the premiums represented by the $10.00 per share of META common stock to be paid pursuant to the merger agreement compared to the closing price per share of META common stock as of one day (December 23, 2004), one week (December 17, 2004) one month (November 24, 2004), three months (September 24,
2004) and six months (June 25,

2004) prior to December 26, 2004, to the median premiums paid in transactions for 452 publicly traded U.S. companies, with transaction values below $500 million since January 1, 2002, as of one day, one week, one month, three months and six months prior to the announcement date of such transaction.

      The following table presents the results of this analysis:

PREMIA REPRESENTED BY ANNOUNCED               SELECTED 452 U.S.
PURCHASE PRICE OVER TARGET SHARE PRICE        TRANSACTIONS MEDIAN            META
--------------------------------------        -------------------            ----
One day prior to announcement                        23.7%                   54.3%
One week prior to announcement                       27.6%                   58.2%
One month prior to announcement                      30.7%                   90.5%
Three months prior to announcement                   37.8%                  115.5%
Six months prior to announcement                     42.5%                  135.3%

      No company utilized in the premiums paid analysis is identical to META, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and META.

      In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond META's control. No company, transaction or business used in the analyses described above is identical to META or the proposed merger. Any estimates contained in Wachovia Securities' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such analyses. The analyses performed were prepared solely as a part of Wachovia Securities' analysis of the fairness, from a financial point of view, to the holders of shares of META common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with such opinion, of the per-share cash amount to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated December 26, 2004, to the special committee of the board of directors of META. Wachovia Securities' analyses performed in connection with delivery of its opinion do not purport to be appraisals or to reflect the prices at which META common stock might actually trade. The consideration to be paid to holders of shares of META common stock in the merger agreement was determined through negotiations between META, Gartner, members of each of META's and Gartner's senior management teams and boards of directors and their respective advisors, and was unanimously approved by the META board of directors. Wachovia Securities did not recommend any specific consideration to the special committee of the board of directors of META, or the board of directors of META or that any given consideration constituted the only appropriate consideration for the merger.

      Wachovia Securities' opinion was one of the many factors taken into consideration by the META board of directors in making its determination to approve the merger. Wachovia Securities' analyses summarized above should not be viewed as determinative of the opinion of the META board of directors with respect to the value of META common stock or of whether the board would have been willing to agree to a different form of consideration.

      Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary and affiliate of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In connection with unrelated matters, Wachovia Securities and its affiliates (including

Wachovia Corporation and its affiliates) in the past have provided financing services to Gartner and may provide similar or other such services to, and maintain relationships with, Gartner in the future. Additionally, in the ordinary course of its business, Wachovia Securities may trade in debt and equity securities (or related derivative securities) of META and Gartner for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      Pursuant to a letter agreement, Wachovia Securities has been engaged to render certain financial advisory services to the special committee of the board of directors of META in connection with its review of strategic alternatives including a potential sale of META. Pursuant to the terms of the letter agreement, Wachovia Securities will receive a fee for such services, a portion of which is payable upon delivery of its opinion and the principal portion of which is payable upon consummation of the merger. META has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities' engagement and any related transactions.

INTERESTS OF META DIRECTORS AND MANAGEMENT IN THE MERGER

      In considering the recommendation of the META board of directors in favor of the merger, stockholders of META should be aware that members of the META board of directors and officers of META have interests in the merger that are different from, or in addition to, the interests of stockholders of META. Such interests relate to or arise from, among other things:

         - the terms of the merger agreement providing for the continued indemnification of current directors and officers of META; and

         - non-employee directors with options to acquire META common stock will have these options fully accelerated as a result of the merger and cashed out based on any positive spread between the per-share cash amount payable in the merger and the exercise price for such options.

      These interests are described below in greater detail. The META board of directors was aware of, and considered the interests of, the META directors and officers in approving the merger agreement and the merger.

      INDEMNIFICATION AND INSURANCE. The merger agreement provides that Gartner will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of META to the same extent and in the same manner as such persons are indemnified under the indemnification provisions under META's certificate of incorporation or bylaws as in effect on the date of the merger agreement, as of the effective time of the merger. The merger agreement further provides that the certificate of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of META as those contained in META's certificate of incorporation and bylaws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals, who, immediately prior to the effective time of the merger, were directors or officers of META or who were serving at META's request as directors or officers of another entity.

      In addition, the merger agreement requires Gartner to cause META to purchase, for an aggregate period of not less than six years following the effective date of the merger, an extension of certain coverage afforded by META's directors' and officers' liability insurance policy that is substantially equivalent and are at least as favorable as META's existing policy covering the period prior to the closing of the merger, provided that the total premium cost of such insurance does not exceed 200% of the last annual premiums paid prior to the date of the merger agreement.

      STOCK OPTIONS. For a summary of the treatment of outstanding META stock options in the merger, see " -- Effect on Awards Outstanding Under META Stock Plans" on page 32.

      CD HOBBS EMPLOYMENT AGREEMENT. Under CD Hobbs's employment agreement with META, if (A) META terminates Mr. Hobbs's employment without cause within six months following the completion of the merger or (B) Mr. Hobbs resigns from all positions of employment with META not less than three months and not more than six months following the completion of the merger, or (C) Mr. Hobbs resigns from all positions of employment with META after an involuntary termination prior to or within six months following the completion of the merger, Mr. Hobbs shall be paid his base salary for eight months following his termination date. In addition, META will pay Mr. Hobbs a lump sum equal to the target bonus for the fiscal year in which the termination occurs, prorated for the number of days during such year in which META employed Mr. Hobbs. Additionally, Mr. Hobbs shall be reimbursed for the costs of his group medical insurance premiums for himself and his dependents under COBRA for the eight (8) month period immediately following his termination; thereafter, Mr. Hobbs may continue such coverage at his own expense in accordance with the Company's standard policies.

APPRAISAL RIGHTS

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

      If the merger is consummated, dissenting holders of META common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law (Section 262) within the appropriate time periods will be entitled to have their shares of META common stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the per-share cash amount that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of META common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with META before the special meeting on _________, 2005. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in META common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      A META stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to META at its address at 208 Harbor Drive, PO Box 120061, Stamford, Connecticut 06912-0061, Attention: Chief Financial Officer. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her META common stock. Within ten days after the effective time of the merger, META must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to META a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. META, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders' request is received by META and ten days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger (but not thereafter), either META or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her shares of META common stock. META has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with
Section 262, service of a copy must be made upon META, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by META. If a petition is filed by META, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to META and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by META. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      META stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Material United States Federal Income Tax Consequences of the Merger" on page 31. META stockholders who are considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of META. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as META has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any META stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of his or her appraisal rights.

FORM OF THE MERGER

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Green Falcon, Inc., a wholly owned subsidiary of Gartner and a party to the merger agreement, will merge with and into META. META will survive the merger as a wholly owned Delaware subsidiary of Gartner.

MERGER CONSIDERATION

      At the effective time of the merger, each outstanding share of META common stock, other than treasury shares, shares held by Gartner or Green Falcon, Inc. and shares held by META stockholders who perfect their appraisal rights, will be converted into the right to receive $10.00 in cash, without interest (which amount is sometimes referred to herein as the "per-share cash amount").

      Treasury shares and shares held by Gartner or Green Falcon, Inc. will be canceled at the effective time of the merger. As of the effective time of the merger, all shares of META common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of META common stock will cease to have any rights as a stockholder, except the right to receive the per-share cash amount. The per-share cash amount was determined through arm's-length negotiations between Gartner and META.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

      The conversion of META common stock into the right to receive the per-share cash amount will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Mellon Investor Services LLC, the paying agent, will send a transmittal letter to each former META stockholder. Upon surrender of a certificate for cancellation to the paying agent together a duly completed and validly executed letter of transmittal, and any other customary documentation required by the paying agent, the holder of a certificate shall be entitled to receive from the paying agent the per-share cash amount for each share of META common stock represented by such certificate. The transmittal letter will contain instructions for obtaining cash in exchange for shares of META common stock. META stockholders should not return stock certificates with the enclosed proxy.

      In the event of a transfer of ownership of META common stock that is not registered in the records of META's transfer agent, the cash consideration for shares of META common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

         - the certificate is properly endorsed or otherwise is in proper form for transfer; and

         - the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to the satisfaction of META, the surviving corporation in the merger, that the tax has been paid or is not applicable.

      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of META common stock. The cash paid upon conversion of shares of META common stock will be issued in full satisfaction of all rights relating to the shares of META common stock.

EFFECTIVE TIME OF THE MERGER

      Unless terminated prior to effectiveness under the circumstances previously described, the merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Gartner and META and specified in the certificate of merger. The filing of the certificate of merger will occur not later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

DELISTING AND DEREGISTRATION OF META COMMON STOCK

      If the merger is completed, META common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      This section discusses the material United States federal income tax consequences of the merger to META stockholders whose shares of META common stock are surrendered in the merger in exchange for the right to receive cash consideration of $10.00 per share. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial and administrative authorities and interpretations are subject to change at any time, possibly on a retroactive basis, and such a change could alter or modify the statements and conclusions set forth below.

      The discussion below applies only to META stockholders that hold META common stock as capital assets at the time of the merger, and the discussion may not apply to (a) stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction); (b) persons with a "functional currency" other than the U.S. dollar; (c) investors in pass-through entities; (d) retirement plans and tax-exempt organizations; (e) stockholders who acquired META common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or (f) stockholders that are not United States persons within the meaning of Section 7701(a)(30) of the Code. The discussion below is based upon United States federal income tax laws as now in effect and interpreted and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to META stockholders.

      For United States federal income tax purposes, a META stockholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of META common stock surrendered pursuant to the merger. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate stockholder's holding period for the shares of META common stock is more than one year, any gain recognized generally will be subject to federal income tax at a maximum rate of 15%. If the noncorporate stockholder's holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to federal income tax at the same rate as ordinary income. Limitations apply to use of capital losses by noncorporate stockholders.

      For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain cannot be used to offset ordinary income. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

      Under specified circumstances, a META stockholder may be entitled to appraisal rights in connection with the merger. If appraisal rights are available and a stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder's adjusted tax basis in the META common stock surrendered in exchange therefor. META stockholders who exercise appraisal rights are urged to consult their own tax advisors. Interest, if any, awarded in an appraisal proceeding by a court would be included in such dissenting stockholder's income as ordinary income.

      Cash consideration received by META non-corporate stockholders in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

      Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder's United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

      Holders of META common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

REGULATORY MATTERS

      UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On January 11 and January 12, 2005, respectively, Gartner and META each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and expect the waiting period to expire on February 11, 2005, unless earlier terminated, or extended by a request for additional information and materials, by the Antitrust Division or the Federal Trade Commission. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Gartner or META. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Gartner or META will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Gartner after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Gartner and META and referred to in this proxy statement or on terms that will be satisfactory to Gartner and META. See "The Merger Agreement -- Conditions to the Completion of the Merger" on page 33.

EFFECT ON AWARDS OUTSTANDING UNDER META STOCK PLANS

      Prior to the closing, META will cause each stock option that is outstanding immediately prior to the effective time to become fully accelerated and exercisable as a result of the merger. At the time of the merger, stock options that have not been exercised will be cancelled in exchange for a cash payment equal to (x) the number of shares subject to the option multiplied by
(y) $10.00 minus the per-share exercise price of the option. The aggregate cash payment will be subject to any and all applicable withholding taxes. Outstanding options with exercise prices at or above $10.00 per share will be cancelled and terminated, and no payment will be made for them.

      All outstanding purchase rights under META's employee stock purchase plan were exercised, in accordance with the terms of the employment stock purchase plan, as of the end of the payment period ending

December 31, 2004, and shares of META common stock were issued in accordance with Article 6 of the employment stock purchase plan. The purchase plan was then terminated.

EFFECT ON META'S BENEFIT PLANS

      The merger agreement provides that META take such actions as Gartner may reasonably requests so as to enable the Surviving Corporation to effect, as of the Effective Time, such actions with respect to META's 401(k) Plan as Gartner may deem necessary or appropriate, including terminating the 401(k) Plan subject to its terms and applicable law, and provided that such action does not preclude the immediate participation of META's employees in any successor plan.

                              THE MERGER AGREEMENT

      The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference. Stockholders should read the merger agreement carefully.

THE MERGER AGREEMENT

      CONDITIONS TO THE COMPLETION OF THE MERGER. Gartner and META are obligated to complete the merger only if they satisfy or, in some cases, waive several conditions which include, in addition to other customary closing conditions, the following:

         - the holders of a majority of the outstanding shares of META common stock must have voted in favor of adopting the merger agreement;

         - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger may be in effect; nor shall any proceeding brought by any governmental entity seeking any of the foregoing be pending; nor shall any action have been taken by any governmental entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal or causes any of the transactions contemplated by the merger agreement to be rescinded following completion; and

         - the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other requirement of any governmental entity must have expired or been terminated.

      In addition, Gartner will be obligated to complete the merger only if:

         - META's representations and warranties other than those pertaining to capitalization, financial statement preparation and liabilities, disregarding all qualifications and exceptions contained therein relating to materiality or META material adverse effect or any similar standard or qualification, shall be true and correct on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a META material adverse effect. META's representations and warranties pertaining to capitalization, financial statement preparation and liabilities, giving effect to all qualifications and exceptions contained therein relating to materiality or META material adverse effect or any similar standard or qualification, shall be true and correct in all respects;

         - META shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the closing date and META shall have delivered a certificate signed by its COO and CFO to Gartner to such effect;

         - There is no pending or threatened action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity or administrative agency before any governmental entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Gartner from exercising all material rights and privileges pertaining to its ownership of the surviving corporation or the ownership or operation by Gartner of all or a material portion of the business or assets of Gartner, or seeking to compel Gartner to dispose of or hold separate all or any portion of the business or assets of Gartner or the surviving corporation (or any of their subsidiaries), as a result of the merger or the transactions contemplated by the merger agreement, except as would not reasonably be expected to, individually or in the aggregate, result in a META material adverse effect or a Gartner material adverse effect;

         - certain consents and approvals of third parties have been obtained by META;

         - Gartner receives a certificate from META to the effect that META is not a U.S. real property holding company meeting the requirements of certain Treasury Regulations; and

         - neither META nor any of its subsidiaries is a party to or bound by any contract or other agreement with any affiliate of META or one of its subsidiaries (other than with another subsidiary) and no affiliate of META or any of its subsidiaries (other than META or its subsidiaries) shall own or otherwise have any rights to or interest in any of the properties or assets of META or any of its subsidiaries.

      META will be obligated to complete the merger only if:

         - The representations and warranties of Gartner and Green Falcon, disregarding all qualifications and exceptions contained therein relating to materiality or Gartner material adverse effect or any similar standard or qualification, shall be true and correct on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Gartner material adverse effect, and Gartner shall have delivered a certificate signed by its CEO and CFO to META to such effect; and

         - Gartner and Green Falcon shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the closing date and Gartner shall have delivered a certificate signed by its CEO and CFO to META to such effect.

      The merger agreement provides that a "material adverse effect" means with respect to META any change, effect or circumstance that, individually or taken together with all other such changes, effects or circumstances (i) is materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of META and its subsidiaries taken as a whole or (ii) would reasonably be expected to prevent META from timely consummating the transactions contemplated by the merger agreement; provided, however, that none of the following shall be deemed to constitute a META material adverse effect:
(A) any change or event attributable to conditions affecting the industries in which META participates or the United States economy as a whole, provided that such change does not affect META in a disproportionate manner, other than any change or event (including a national calamity) that causes, is caused by or is related to (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration by a governmental entity of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any extraordinary limitation (whether or not mandatory) by any governmental entity on the extension of credit generally by banks or other financial institutions; (B) any change or event resulting from compliance with the terms and conditions of the merger agreement;
(C) any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of the merger agreement; or (D) any change or event to the extent attributable to the announcement or pendency of the merger that impacts META's or any of its subsidiary's revenues or relationships with its employees, customers, suppliers or partners.

      META can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

      NO SOLICITATION. The merger agreement provides that META will not, nor will it permit any of its subsidiaries to, nor will it authorize any of its directors, officers or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to, directly or indirectly:

         - solicit, initiate or encourage the submission of a takeover proposal, as defined below;

         - enter into any agreement with respect to or approve or recommend any takeover proposal; or

         - participate in any discussions or negotiations regarding, or furnish to any person any information with respect to META in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

      META is also required, as promptly as practicable (but in no event more than one day after receipt) to notify Gartner orally and in writing of a takeover proposal, or any inquiry regarding the making of a takeover proposal or that could be reasonably expected to lead to a takeover proposal, including any request for information or any discussions sought to be initiated or continued with META or its representatives, as well as the material terms and conditions of such request, discussions, takeover proposal or inquiry and the identity of the person or group making such request, takeover proposal or inquiry or initiating such discussions.

      The merger agreement further allows the META board of directors to withhold, withdraw, amend or modify its recommendation to the META stockholders in favor of adoption of the merger agreement if each of the following occurs:

         -  A superior proposal has been made and has not been withdrawn;

         -  The META stockholders meeting has not occurred;

         - A majority of the board of directors of META has concluded in good faith, after consultation with independent counsel (who may be META's regularly engaged independent counsel), that, in light of such superior proposal, the failure of the board of directors of META to effect a change of recommendation would be reasonably likely to be a breach of its fiduciary obligations to META's stockholders under applicable law;

         - META has complied in all respects with Section 6.2 of the merger agreement which relates to restrictions on META's ability to solicit alternative takeover proposals or entertain unsolicited takeover proposals, some of which restrictions are described in this proxy statement;

         - Three (3) business days have passed following META's delivery to Gartner of written notice advising Gartner that META's board of directors has received a superior proposal (which notice shall include a copy of such superior proposal) and identifying the person making such superior proposal and advising Gartner that META intends to effect a change of recommendation; and

         -  META has terminated the merger agreement.

      The merger agreement provides that the term "takeover proposal" means any
(i) proposal for a merger, consolidation, restructuring, recapitalization or other reorganization, business combination or similar such transaction involving META (other than one in which the stockholders of META immediately preceding the transaction hold 80% or more of the equity interest in the surviving or resulting entity, in the same proportion as they held equity interests in META prior to the transaction), (ii) proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of META such that those involved in making such proposal or offer will hold, as a result (together with all other equity interests or securities previously held), interests or securities representing 20% or more of the shares of META's common stock or of the total voting securities of META outstanding immediately following such acquisition or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of META, in each case other than the transactions contemplated by the merger agreement.

      The merger agreement provides that the term "superior proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the shares of META's common stock then outstanding or all or substantially all of the assets of META and its subsidiaries, taken as a whole, (i) for consideration consisting of cash and/or securities that a majority of the members of the special committee of the board of directors of META determines, at a duly constituted meeting of the special committee or by unanimous written consent, in its reasonable good faith judgment to be more favorable to META's stockholders than the merger (after consultation with META's independent financial advisor) taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Gartner to amend the terms of the transactions contemplated hereby), (ii) for which financing, to the extent required, is then committed, and (iii) that is reasonably capable of being completed, taking into account all regulatory, legal and other aspects of such proposal.

      TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the stockholders of META:

         - by mutual written consent duly authorized by the Gartner board of directors and the META board of directors;

         - by Gartner or META, if the merger has not been completed by May 25, 2005; provided that if the merger has not been completed by May 25 due to the pendency of governmental actions and all other conditions are satisfied, waived or are then capable of being satisfied, the date shall be automatically extended to June 24, 2005; and provided further that the right to terminate the merger agreement will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to be completed by that date;

         - by Gartner or META, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues any order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which has become final and nonappealable; provided that the right to so terminate shall not be available o any party that has failed to (a) comply with any legal requirements imposed with respect to the merger, (b) cooperate with the other party with respect to the fulfillment of such legal requirements or
            (c) taken all reasonable action to obtain any necessary approval from any governmental entity.

         - by either Gartner or META, if the required approvals of the META stockholders have not been obtained by reason of the failure to obtain the required vote at the special meeting of META stockholders or at any adjournment thereof; provided that META may not so terminate the merger agreement if the failure to obtain the required approvals of the META stockholders is caused by any action or failure to act of META that constitutes a breach of META's covenant regarding the holding of the stockholder meeting or a breach of a representation or warranty that has caused or resulted in the failure to obtain stockholder approval;

         - by Gartner or META, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured or has not been cured within 20 business days after written notice of such breach;

         - by Gartner in the event the META board of directors or any committee thereof (a) withholds, withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement, (b) fails to reaffirm its recommendation to the META stockholders in favor of adoption of the merger agreement within 5 days after Gartner requests in writing that such recommendation be reaffirmed, (c) approves or publicly recommends an alternative acquisition proposal, or (d) META fails to include in this Proxy Statement the recommendation of its board of directors in favor of the approval and adoption of the merger agreement and the approval of the merger; or

         - by META, if the META board of directors withholds, withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement in response to a superior offer (defined as an bona fide written third party offer to acquire META that the META board of directors concludes in good faith to be more favorable to the META stockholders than the terms of the merger, for which financing is then committed and is reasonably capable of being consummated) following strict compliance with the provisions in the merger agreement pertaining to convening the special meeting of META stockholders, recommending the merger and non-solicitation of alternative acquisition proposals, provided, that concurrently with the termination of the merger agreement META pays Gartner a termination fee of $4,500,000 and reimburses Gartner for all of the out-of-pocket expenses relating to the merger and other transactions contemplated by the merger agreement incurred by Gartner, Green Falcon and Gartner's financial sources.

      CONDUCT OF BUSINESS PENDING THE MERGER. During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, META has agreed (and shall cause each of its subsidiaries) to conduct its business in the usual and ordinary course consistent with past practice.

      In addition, META has agreed, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, not to do, cause or permit, and shall cause each subsidiary not to do, cause or permit, any of the following (except to the extent expressly provided otherwise in the merger agreement or as consented to in writing by Gartner):

         - enter into any agreement that would be required (assuming META continued to be subject to SEC rules and regulations requiring the filing of current and periodic reports under the Exchange Act) to be filed as an exhibit to, or described in, filings made or to be made by META with the SEC;

         - violate, extend, amend or otherwise modify or waive any of the terms of any agreements filed with the SEC as exhibits to any of META's SEC reports;

         - adopt a plan of complete or partial liquidation, dissolution, reorganization, merger or consolidation of META or any subsidiary (other than the merger);

         - maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

         - institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

         - in respect of any taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

         - become liable in respect of any guarantee of, or incur, assume or otherwise become liable in respect of, any indebtedness in excess of $100,000 except for borrowings in the ordinary course of business under credit facilities in existence on META's balance sheet as of September 30, 2004;

         - issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase capital stock of META or otherwise) any shares of capital stock of META, any securities exchangeable for or convertible into capital stock of META, or any other securities, except that META may issue or agree to issue shares of capital stock of META upon exercise of META options and rights to purchase META common stock, in each case, outstanding on the date of the merger agreement pursuant to the terms of such securities on the date hereof;

         - effect any stock split, reverse split, reclassification, reorganization, recapitalization or other like change with respect to capital stock of META, or make any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of the capital stock or other equity interests of META or any of its subsidiaries;

         - increase the compensation payable to any officer, director, employee, agent or consultant, including any increase in the upper limits of compensation potentially payable under any sales compensation, bonus, incentive or other compensation plan; enter into any agreement providing for the employment or consultancy of any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant; hire any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant hired on or after the date hereof, if the compensation to be paid and payable on an annualized basis to such person (i) will exceed $50,000 or (ii) together with the compensation to be paid and payable on an annualized basis to all other such persons hired on or after the date hereof, will exceed $250,000;

         - authorize or make any capital expenditure other than is specified in the merger agreement or in excess of $100,000 in the aggregate;

         - pay, discharge, compromise, satisfy, cancel or forgive any debts or claims or rights (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $100,000 except in the ordinary course of business consistent with past practice;

         - make any material investment in or make a material loan or advance or agreement to loan or advance to any third party;

         - layoff any employee of the Company or any of its Subsidiaries or otherwise effect any reduction in force, except in accordance with certain contemplated reductions in force disclosed to Gartner;

         - adopt or amend any employee benefit plan or, except in accordance with terms thereof as in effect on September 30, 2004, increase any benefits under any employee benefit plan;

         - enter into, or perform, any transaction with, or for the benefit of, any officer, director, employee or other affiliate of META or any of its subsidiaries (other than payments made to officers, directors and employees in the ordinary course of business);

         - settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

         - sell or transfer, or mortgage, pledge, lease or otherwise encumber any of the assets of META or any of its subsidiaries;

         - make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

         - cause, permit or propose any amendments to its charter, bylaws or those of its subsidiaries;

         - enter into or modify in any material respect any contract that is or would be, if entered into or as so amended, required to be filed with the SEC or set forth in the merger agreement;

         - discount or decrease any rate on META's rate cards, after taking into account all other such discounts or decreases, in the aggregate, more than 25% below the standard pricing without discounts for the related item; or

         - take or agree to take, any of the actions described in the above bulleted items, or any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants contained in the merger agreement.

      AMENDMENT; EXTENSION AND WAIVER. Subject to applicable law:

         - the merger agreement may be amended by the parties in writing by action authorized by each party's board of directors at any time, except that after the merger agreement has been adopted by the stockholders of META, no amendment may be entered into which requires further approval by META stockholders unless such further approval is obtained; and

         - at any time prior to the effective time of the merger, the parties may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document or waive compliance by any other party with any agreements or conditions in the merger agreement.

      EXPENSES. The merger agreement provides generally that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses, provided, that Gartner and META will share equally all filing fees payable to the Securities and Exchange Commission in connection with this proxy statement or in respect of filings made pursuant to applicable antitrust laws.

      TERMINATION FEE. The merger agreement requires, however, that META pay Gartner a termination fee of $4,500,000 (and Gartner's out of pocket expenses, including advisors' fees) if:

         - the merger agreement is not completed by May 25, 2005 (or June 24, 2005 if extended as described above) and if (a) prior to such termination an alternative acquisition proposal was publicly disclosed or disclosed to the META board of directors, a majority of the META stockholders or META's financial advisors and (b) within 12 months following termination of the merger agreement META is acquired by a third party or enters into a contract providing for its acquisition by a third party;

         - the merger agreement is terminated by Gartner in the event the META board of directors or any committee thereof (a) withdraws, amends or modifies its recommendation to the META stockholders in favor of adoption of the merger agreement, (b) fails to reaffirm its recommendation to the META stockholders in favor of adoption of the merger agreement within 5 days after Gartner requests in writing that such recommendation be reaffirmed, (c) approves or publicly recommends an alternative acquisition proposal, or (d) META shall have materially breached certain provisions in the merger agreement pertaining to convening the special meeting of META stockholders, recommending the merger and non-solicitation of alternative acquisition proposals;

         - the merger agreement is terminated by META, due to the META board of directors withholding or withdrawing its recommendation to the META stockholders in favor of adoption of the merger agreement in response to a superior offer following strict compliance with the provisions in the merger agreement pertaining to non-solicitation of alternative acquisition proposals; or

         - META fails to obtain the required approvals of the META stockholders and within 12 months following termination of the merger agreement META is acquired by a third party or enters into a contract providing for its acquisition by a third party.

      REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

         - corporate organization and similar corporate matters of each of Gartner and META and its subsidiaries;

         -  the charter and by-laws of META and its subsidiaries;

         -  the capital structure of META, including outstanding indebtedness;

         - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Gartner and META;

         - the absence of conflicts with the charters or by-laws of Gartner, META and its subsidiaries and all legal requirements regarding the transaction;

         - the absence of conflicts with or breaches or defaults under any contract, or the modification of any rights of META or its subsidiaries under any contract, that would created a META material adverse effect;

         - documents filed by META with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities of META;

         -  absence of certain changes or events concerning META;

         -  outstanding and pending litigation of Gartner and META;

         -  absence of restrictions on business activities;

         -  compliance with applicable laws by META;

         -  title to material properties and assets of META;

         -  intellectual property of META;

         -  environmental matters;

         -  filing of tax returns and payment of material taxes by META;

         - matters relating to the Employee Retirement Income Security Act for META and other employee benefits matters;

         -  labor matters;

         -  interested party transactions;

         -  insurance policies of META;

         -  META's monthly billings;

         - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Gartner and META and amount of fees of other advisors to Gartner and META in connection with the merger agreement and the merger;

         -  the absence of illegal payments;

         -  certain material contracts of META;

         -  required third party consents;

         -  receipt of fairness opinion by META from its financial advisor;

         - the accuracy of information supplied by each of Gartner and META in connection with this proxy statement;

         - satisfaction of certain state takeover statutes' requirements for META;

         -  sufficient funds for Gartner to consummate the transactions;

         - no approval needed by Gartner's shareholders to consummate the transactions;

         -  interim operations of Gartner's Merger Sub; and

         -  prior ownership by Gartner of META's shares.

      CERTIFICATE OF INCORPORATION. The merger agreement provides that, after the effective time of the merger, the certificate of incorporation of Green Falcon, Inc., as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation until thereafter amended, except that Article I of the certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read: "The name of the corporation is META Group, Inc."

      BYLAWS. The merger agreement provides that the bylaws of Green Falcon, Inc., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended.

      THE META BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the common stock beneficially owned by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the executive officers of META, (iii) each of the directors of META and (iv) all officers and directors of META as a group, as of December 31, 2004. Except as otherwise noted, the address of each person listed in the table is c/o META Group, Inc., 208 Harbor Drive, Stamford, CT 06912-0061.

                                                    Amount and
                                                     Nature of                    Percent of
Name and Address                             Beneficial Ownership(1)            Common Stock(2)
----------------                             -----------------------            ---------------
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202                                    1,036,000 (3)                   7.0%

Peter A. Wright
P.A.W. Caital Corp.
4 Greenwich Office Park, 3rd Floor
Greenwich, CT 06831                                      877,000 (3)(4)                5.9%

CD Hobbs                                                  55,000 (5)                      *

John Riley                                                 1,800 (6)                      *

John Daut                                                 14,750 (7)                      *

Dale Kutnick                                           2,033,390 (8)                  13.7%

Gayl W. Doster                                            49,500 (9)                      *

Harry S. Gruner                                          797,638 (10)                  5.4%
c/o JMI Equity Fund
1119 St. Paul Street
Baltimore, MD 21202

Francis J. Saldutti                                      143,843 (11)                     *
c/o Ardent Research Partners, L.P.
153 E. 53rd Street
Suite 4800
New York, NY 10022

Michael Simmons                                          110,000 (12)                     *
c/o M.S. Associates
P.O. Box 511538
Punta Gorda, FL 33951-1538

All directors and executive
officers as a group (8 persons)                        3,205,921 (13)                 21.3%

------------
      *     Less than 1%.

      (1) Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after December 31, 2004.

      (2) Percentage of beneficial ownership is based on 14,796,995 shares outstanding as of December 31 2004. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after December 31, 2004, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

      (3) Unless otherwise stated, beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13D's or 13G's, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2004.

      (4) Information included in this table regarding Peter A. Wright was obtained from his Schedule 13D filed with the Commission on or about December 27, 2004. P.A.W. Capital Corp., and Peter A. Wright, the President of P.A.W. Capital Corp, may be deemed the beneficial owners of the shares of Common Stock shown, as to which each has shared voting and shared dispositive power.

      (5) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (6) Includes 1,800 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (7) Includes 6,250 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (8) Includes 86,225 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (9) Includes 37,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (10) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

            Information included in this table regarding Harry S. Gruner and JMI Associates IV, L.L.C. was obtained from Mr. Gruner and JMI Associates IV, L.L.C. and from their Amendment No. 2 to Schedule 13-D filed with the Commission on or about July 13, 2001.

            JMI Equity Fund IV, L.P. is the beneficial owner of 505,421 shares of Common Stock, as to which it has sole voting and sole dispositive power. JMI Euro Equity Fund IV, L.P. is the beneficial owner of 161,389 shares, as to which it has sole voting and sole dispositive power. JMI Equity Fund IV (AI), L.P. is the beneficial owner of 40,024 shares, as to which it has sole voting and sole dispositive power. JMI Associates IV, L.L.C. is the general partner of JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P. and may be deemed the beneficial owner of the shares held by such entities. As such, JMI Associates IV, L.L.C. is the beneficial owner of 706,834 shares, as to which it has sole voting and sole dispositive power.

            JMI Equity Side Fund, L.P. is the beneficial owner of 12,590 shares, as to which it has sole voting and sole dispositive power. JMI Side Associates, L.L.C. is the general partner of JMI Equity Side Fund, L.P. and may be deemed the beneficial owner of the shares held by JMI Equity Side Fund, L.P. As such, JMI Side Associates, L.L.C. is the beneficial owner of 12,590 shares, as to which it has sole voting and sole dispositive power.

            Paul V. Barber and Bradford D. Woloson are managing members of JMI Associates IV, L.L.C. and vice presidents of JMI Side Associates, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by such entities. As such, Messrs. Barber and Woloson are the beneficial owners of 719,424 shares, as to which each has shared voting and shared dispositive power.

      (11) Includes 44,601 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

            Mr. Saldutti, a director of the Corporation, is a general partner of Ardent Research Partners, L.P and Ardent Research Partners, LTD. and may be deemed the beneficial owner of the shares beneficially owned by such entities. Mr. Saldutti disclaims beneficial ownership of the 99,242 shares of Common Stock beneficially owned by Ardent Research Partners, L.P and 99,242 shares beneficially owned by Ardent Research Partners, LTD., except to the extent of his pecuniary interest therein.

      (12) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

      (13) Includes 301,376 shares issuable upon exercise of options exercisable within 60 days of December 31, 2004.

                              STOCKHOLDER PROPOSALS

      META will hold a 2005 annual meeting of META stockholders only if the merger is not completed.

      If the merger is not completed, proposals of stockholders intended to be presented at the regular annual meeting of META stockholders for the fiscal year ended December 31, 2004 pursuant to SEC Rule 14a-8 must be received no later than the close of business on ________, 2005 at META's principal executive offices in order to be included in META's proxy statement for that meeting. In order to curtail controversy as to the date on which a proposal was received by META, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to META Group, Inc., 208 Harbor Drive, PO Box 120061, Stamford, CT 06912-0061, Attention: Secretary.

      Under META's bylaws, stockholders who wish to make a proposal at the annual meeting of META stockholders for the fiscal year ended December 31, 2004, must notify META no earlier than the close of business on ______________ and no later than the close of business on _____________. If a stockholder who wishes to present a proposal fails to notify META by ______________, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of META's bylaws, the proposal is brought before the annual meeting of META stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                  OTHER MATTERS

      As of the date of this proxy statement, the META board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

      Stockholders who share a single address will receive only one proxy statement at that address unless META has received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce META's printing and postage costs. However, if a stockholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he or she may contact META's Investor Relations Department at 208 Harbor Drive, PO BOX 120061, Stamford, CT 06912-0061 (203) 973-6700. META will deliver separate copies of this proxy statement immediately upon written or oral request. If you are a stockholder receiving multiple copies of this proxy statement, you can request householding by contacting META in the same manner. If you own your shares of common stock through a bank, broker or other stockholder, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

                       WHERE YOU CAN FIND MORE INFORMATION

      META files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. META will mail without charge, upon written request, a copy of META's annual report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: META Group, Inc., 208 Harbor Drive, PO Box 120061, Stamford, CT 06912-0061, Attention: Investor Relations. The annual report on Form 10-K is also available at the Internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      Gartner has supplied all information contained in this proxy statement relating to Gartner and META has supplied all such information relating to META.

      META stockholders should not send in their META certificates until they receive the transmittal materials from the paying agent. META stockholders of record who have further questions about their share certificates or the exchange of their META common stock for cash should call the paying agent.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated ___________, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  GARTNER, INC.

                               GREEN FALCON, INC.

                                       AND

                                META GROUP, INC.

                          DATED AS OF DECEMBER 26, 2004

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of December 26, 2004 (this "AGREEMENT"), by and among Gartner, Inc. ("PARENT"), Green Falcon, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and META Group, Inc., a Delaware corporation (the "COMPANY").

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL") and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company's stockholders;

      WHEREAS, pursuant to the Merger, among other things, the issued and outstanding shares of the Company's Common Stock shall be converted into the right to receive cash in the manner set forth herein;

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, it is acknowledged and agreed that Parent will cause Merger Sub to execute this Agreement as promptly as practicable after the date hereof and such later execution shall not in any way affect the binding nature of this Agreement as between Parent and the Company;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                              ARTICLE 1. THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 EFFECTIVE TIME. On the Closing Date (as defined below), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later time as is agreed between the parties and specified in the Certificate of Merger, being the "EFFECTIVE TIME").

      1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the DGCL.

      1.4 CLOSING. Subject to the provisions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, 12 East 49th Street, 30th Floor, New York, NY 10017 on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article 7 (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

      1.5 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the "MERGER SUB CHARTER"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: "The name of the corporation is META Group, Inc."

      1.6 BY-LAWS OF THE SURVIVING CORPORATION. At and after the Effective Time, the By-Laws of Merger Sub (the "MERGER SUB BY-LAWS"), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation, the DGCL and such By-Laws.

      1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

      (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

      (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                                   ARTICLE 2.
                      CONVERSION AND EXCHANGE OF SECURITIES

      2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") or any capital stock of Merger Sub:

      (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Appraisal Shares (as defined in Section 2.1(e)) shall be converted into the right to receive an amount of cash equal to the Per-Share Cash Amount, without interest, payable upon the surrender of the Certificates (as defined in Section 2.2(b)). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Certificates that immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates in accordance with Section 2.2(b). Notwithstanding the foregoing, the Per-Share Cash Amount shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

      (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are (i) held by the Company as treasury shares or by any direct or indirect wholly owned Subsidiary (as defined below) of the Company or (ii) owned by Parent or any direct or indirect wholly owned Subsidiary of Parent, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other legal entity, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns directly or indirectly in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other legal entity.

      (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $0.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (d) STOCK OPTIONS AND PURCHASE RIGHTS. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in
Section 6.8 hereof. Outstanding rights to purchase shares of Company Common Stock under the Company Purchase Plan (as defined in Section 3.3(b)(iv)) shall be treated in the manner set forth in Section 6.9 hereof.

      (e) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Per-Share Cash Amount as provided in
Section 2.1(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per-Share Cash Amount as provided in Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

      2.2 EXCHANGE OF CERTIFICATES.

      (a) PAYING AGENT. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the "PAYING AGENT"). Promptly following the Effective Time, Parent shall make available to the Paying Agent for exchange in accordance with this
Article 2, through such reasonable procedures as Parent may adopt, the cash payable pursuant to Section 2.1(a).

      (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted pursuant to Section 2.1(a) into the right to receive the Per-Share Cash Amount (the "CERTIFICATES"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per-Share Cash Amount. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.1(a) (less applicable withholding taxes), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive the Per-Share Cash Amount (less applicable withholding taxes) upon surrender.

      (c) TERMINATION OF EXCHANGE FUND; NO LIABILITY. At any time following the 90th day after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it all or any portion of the funds made available to the Paying Agent which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) for their claims to the cash payable to such holders pursuant to Section 2.1(a) upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

      (d) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the cash otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock, Company Stock Options or rights to purchase Company Common Stock under the Company Purchase Plan immediately prior to the Effective Time such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock, Company Stock Options or rights to purchase Company Common Stock under the Company Purchase Plan in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

      (e) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article 2.

      (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 2.1(a) in respect of such Certificate; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the record holder of such lost, stolen or destroyed Certificate to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

      (g) TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub, as the case may be, to take, and will take, all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by the Company to Parent prior to the parties' execution of this Agreement (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Sub that:

      3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had or would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate. A true, complete and correct list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary's outstanding capital stock owned by the Company or another Subsidiary or affiliate, is set forth in Section
3.1 of the Disclosure Schedule. Except as set forth in the Filed Company SEC Documents (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

      3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, as amended to date (the "COMPANY CHARTER"), and By-Laws, as amended to date (the "COMPANY BY-LAWS"), and has made available to Parent true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the "SUBSIDIARY DOCUMENTS"). The Company Charter, Company By-Laws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company By-Laws and the Company's Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

      3.3 CAPITAL STRUCTURE.

      (a) As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK").

      (b) At the close of business on December 23, 2004:

            (i) 14,354,832 shares of Company Common Stock were issued and outstanding.

            (ii) No shares of Company Preferred Stock were issued and outstanding.

            (iii) 647,016 shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company.

            (iv) Under the Restated and Amended 1989 Stock Option Plan, the 1993 Stock Option and Incentive Plan, the Second Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan, the 2004 Stock Plan, the 2004 Non-Employee Director Stock Option Plan, and the Amended and Restated 1996 Equity Compensation Plan of The Sentry Group, Inc., (collectively referred to herein as the "COMPANY STOCK PLANS"), options with respect to 3,818,270 shares of Company Common Stock are outstanding, of which there are options with respect to 2,456,921 shares of Company Common Stock currently exercisable; and 2,079,577 shares of Company Common Stock are available for future grants under such Company Stock Plans.

            (xi) 199,997 shares of Company Common Stock are reserved for issuance and available for purchase pursuant to the Second Amended and Restated Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN").

      (c) Section 3.3 of the Disclosure Schedule contains a correct and complete
(i) list as of December 23, 2004 of each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (collectively the "COMPANY STOCK OPTIONS"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and (ii) list as of December 23, 2004 of employee options to purchase shares of Company Common Stock under the Company Purchase Plan during the Payment Period (as defined in the Company Purchase Plan) ending December 31, 2004.

      (d) Except for the Company Stock Options and the Company Purchase Plan, there are no options, warrants, calls, rights or agreement to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of shares of Company Common Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

      (e) Each outstanding share of Company Common Stock is, and each share of Company Common Stock which may be issued pursuant to the Company Stock Options or the Company Purchase Plan will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to the preemptive or similar rights of third parties in respect thereto.

      (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

      (g) All of the outstanding shares of capital stock or other equity interest of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights and are owned by the Company and one or more of its Subsidiaries, free and clear of all mortgages, pledges, liens, claims, charges, security interests, options, hypothecations, easements, restrictions (on transfer, voting or otherwise) or conditional sale or other like restriction agreements, or other encumbrances other than customary stockholder agreements.

      3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to the Company Stockholder Approvals (as defined below), the Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholder Approvals. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company's stockholders for the Company to enter into a business combination with Parent and Merger Sub upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger, and, unless notice thereof has been given to Parent in the manner required by this Agreement, none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified. The action taken by the Company's Board of Directors constitutes approval of the Merger and the other transactions contemplated hereby by the Company's Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby. The affirmative votes of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company's stockholders to adopt and approve this Agreement and approve the Merger (the "COMPANY STOCKHOLDERS MEETING") are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the Merger under the DGCL and the Company Charter (the "COMPANY STOCKHOLDER APPROVALS").

      3.5 ANTI-TAKEOVER. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so to render the provisions of Section 203 of the DGCL inapplicable to the Merger and the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, no other "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the laws of the State of Delaware (each a "TAKEOVER STATUTE") is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement. The Board of Directors has not taken any actions to render the provision of Section 203 in applicable to any transaction other than the transaction contemplated by this Agreement. The Company does not have and has not effected or voted to effect any shareholder rights plan or agreement or so called "poison pill" that could adversely affect the consummation of the transactions contemplated hereby.

      3.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or violate the Company Charter, Company By-Laws or Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, ordinance, order, judgment, injunction or decree, or restriction of any Governmental Entity or court applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, judgment, decree or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, other than, in the case of
(iii) above, such breach, default, impairment, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have a Company Material Adverse Effect, individually or in the aggregate. For purposes of this Agreement, "LIENS" means all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

      (b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification or application to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a "GOVERNMENTAL ENTITY"), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) as may be required under any foreign anti-trust or competition law or regulation including without limitation Council Regulation No. 4064/89 of the European Community, as amended (the "EC MERGER REGULATION"), (iii) the filing of the Proxy Statement (as defined in Section 3.22) with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, applications and notifications as may be required under applicable federal and state securities laws or the laws of any foreign country, (v) the filing of the Certificate of Merger or other documents as required by the DGCL, (vi) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. and (vii) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, applications and notifications which, if not obtained or made, have not or would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

      (c) Section 3.6(c) of the Disclosure Schedule sets forth (a) all material contracts of the Company or any of its Subsidiaries which would require a third party to grant a novation or consent to assignment or change in control in connection with the Merger or any other transaction contemplated by this Agreement and (b) all other material consents, authorizations or approvals that are required to be obtained by the Company or any of its Subsidiaries from persons other than the parties to this Agreement, including any Governmental Entity, in connection with the (x) valid and lawful authorization, execution, delivery and performance by the Company of this Agreement and (y) the consummation of the transactions contemplated herein. Each such novation, consent, authorization or approval referred to in the foregoing sentence is referred to in this Agreement as a "MATERIAL CONSENT".

      3.7 COMPLIANCE; PERMITS.

      (a) The Company and its Subsidiaries are and have been in compliance with and are not in default or violation of (and have not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected, and the Company is not aware of any such non-compliance, default or violation thereunder.

      (b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the "COMPANY PERMITS"). The Company Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company's knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

      3.8 SEC FILINGS; FINANCIAL STATEMENTS.

      (a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since January 1, 2003 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports, including all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Company SEC Report on Form 10-K for the fiscal year ended December 31, 2003 is referred to herein as the "COMPANY BALANCE SHEET."

      (c) Except as set forth on the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness (whether asserted, accrued, absolute, contingent or otherwise, and whether due or to become due) ("LIABILITIES"), except Liabilities (i) set forth on the face of the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the "MOST RECENT BALANCE SHEET"); (ii) incurred after the Most Recent Balance Sheet Date in the ordinary course of business; or (iii) that have been discharged or paid in full prior to the date hereof.

      3.9 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Most Recent Balance Sheet Date, the operations of the Company have been conducted in the ordinary course of business consistent with past practice and, except for the matters disclosed in Section 3.9 of the Disclosure Schedule:

      (a) (i) the Company Charter, the Company By-Laws and the Subsidiary Documents have not been amended, and (ii) neither the Company nor its Subsidiaries have amended any term of their outstanding equity interests or other securities nor issued, sold, granted, or otherwise disposed of, their equity interests or other securities;

      (b) neither the Company nor any of its Subsidiaries has become liable in respect of any guarantee of, or have incurred, assumed or otherwise become liable in respect of, any indebtedness, except for borrowings in the ordinary course of business under credit facilities in existence on the Most Recent Balance Sheet Date;

      (c) neither the Company nor any of its Subsidiaries has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of their capital stock or other equity interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any officer, director, employee or other affiliate of the Company or any of its Subsidiaries (other than payments made to officers, directors and employees in the ordinary course of business);

      (d) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the operations of the Company or any of its Subsidiaries or any material asset of the Company or any of its Subsidiaries;

      (e) neither the Company nor any of its Subsidiaries has increased the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the ordinary course of business or
(ii) any director or officer;

      (f) neither the Company nor any of its Subsidiaries has entered into any agreement that is, will be or would be (assuming the Company continued to be subject to SEC rules and regulations requiring filing of current and periodic reports under the Exchange Act) required to be filed as an exhibit to, or described in, filings made or to be made by the company with the SEC;

      (g) neither the Company nor any of its Subsidiaries has made any change in its methods of accounting or accounting practices (including with respect to reserves);

      (h) neither the Company nor any of its Subsidiaries has made, changed or revoked any material tax election, elected or changed any method of accounting for tax purposes, settled any claim, action, cause of action, suit or other proceeding in respect of taxes or entered into any contractual obligation in respect of taxes with any Governmental Entity;

      (i) neither the Company nor any of its Subsidiaries has terminated or closed any facility, business or operation;

      (j) neither the Company nor any of its Subsidiaries has adopted any Employee Benefit Plan or, except in accordance with the terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Benefit Plan;

      (k) neither the Company nor any of its Subsidiaries has written up or written down any of its material assets;

      (l) neither the Company nor any of its Subsidiaries has entered into any agreement to do any of the things referred to elsewhere in this Section 3.9; and

      (m) no event or circumstance has occurred which has had, or is reasonably likely to have, a Company Material Adverse Effect, individually or in the aggregate.

      3.10 ABSENCE OF LITIGATION; INVESTIGATIONS. Except as disclosed on Section
3.10 to the Disclosure Schedule or in the Company SEC Reports filed and publicly available on the SEC's EDGAR database prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS"), there are no material claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations, inquiries or subpoenas (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries, (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material, (d) that seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree. Since January 1, 2003 there has not been, nor are there currently, any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      3.11 EMPLOYEE BENEFIT PLANS.

      (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company's Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the "COMPANY EMPLOYEE PLANS"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or fringe benefits, whether covering a single individual or a group of individuals, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA AFFILIATE" means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

      (b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of each such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, as well as any required IRS Forms 550 (with attachments) and actuarial reports for the three most recent years.

      (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code or applicable laws outside the jurisdiction of the United States and all other applicable laws and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 404(c), 601 through 608 and
Section 701 et seq. of ERISA) and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the transactions contemplated by this Agreement give rise to any such liability.

      (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, none of the Company, the Company's Subsidiaries and their ERISA Affiliates has, with respect to any Company Employee Plan, ever (i) failed to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (or the quarterly contribution requirements of Section 412(m) of the Code and Section 302(e) of ERISA), unless the liability with respect thereto has been discharged in full, (ii) terminated such a Plan which is subject to Title IV of ERISA, other than in a standard termination or, (iii) effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any Multiemployer Plans (as defined in Section (3)(37) of ERISA).

      (e) With respect to each Company Employee Plan, there are no existing (or, to the Company's knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

      (f) Neither the Company nor any ERISA Affiliate has ever maintained or been required to contribute to a plan subject to Title IV of ERISA.

      (g) Except as required under Section 601 et. seq. of ERISA, no Company Plan that is a "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment.

      3.12 LABOR MATTERS.

      (a) The Company and each of its Subsidiaries are now, and during the past three years have been, in compliance in all material respects with all applicable federal, state, local and foreign laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices. There are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate. Neither the Company nor any of its Subsidiaries is now, and during the past three years has not been, a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees. There are not now, nor during the past three years have there been, and neither the Company nor any of its Subsidiaries has any knowledge of, any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is now, and during the last three years has been, the subject of any complaint, charge, investigation, audit, suit or other legal process with respect to any of its/their employees, independent contractors or consultants by any state, federal or local government agency. None of the employees of the Company or its Subsidiaries is, or within the last three years has been, the subject of a representation petition before the National Labor Relations Board of any state labor board. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others or, in the case of any executive officer, key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such officer, employee or any employee in a group of key employees intends to terminate his or her employment with the Company. Since the Company's inception, neither the Company or any of its Subsidiaries has effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended ( the "WARN ACT"), or (ii) a mass layoff as defined in the WARN Act.

      (b) Set forth on Section 3.12(b) of the Disclosure Schedule is a description of the extent, timing and nature of reductions in force completed and any employee departures since

July 1, 2004 and reductions in force currently planned by the Company to be effected on and after the date hereof, and of the types, timing and estimated costs of associated severance and other obligations resulting or to result therefrom, which description is true, correct and complete in all material respects. Except as specifically identified in Section 3.12(b) of the Disclosure Schedule, from June 1, 2004 to December 15, 2004 no Company Employee employed as a research analyst, consultant or senior executive, for any reason, (i) has been terminated or has resigned, retired or otherwise terminated his or her employment with the Company or (ii) has notified the Company in writing, or to the knowledge of the Company otherwise notified the Company or threatened of his or her intention, to resign, retire or terminate his or employment with the Company.

      3.13 PROPERTIES; ENCUMBRANCES. Except as set forth in Section 3.13 of the Disclosure Schedule, each of the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto. Section 3.13 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 3.13 of the Disclosure Schedule (the "COMPANY LEASES"). The Company Leases are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). No amount payable under any Company Lease is past due. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any person the right to use or occupy the properties covered by the Company Leases or any portion thereof. To the knowledge of the Company, there is no condemnation, expiration or other proceeding in eminent domain pending or threatened, affecting any parcel of real estate covered by the Company Leases or any portion thereof or interest therein.

      3.14 TAXES.

      (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes filed or required to be filed with a taxing authority, domestic or foreign, including without limitation, consolidated, combined or unitary tax returns and any amendments of, and any attachments to, any of the foregoing.

      (b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in (i) the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or (ii) the payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any of its Subsidiaries is party to any Tax allocation or sharing agreement or arrangement or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The accruals and reserves for Taxes (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested). All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

      (c) The Company and each of its Subsidiaries have withheld and finally paid to the appropriate taxing authority with respect to its employees, independent contractors, creditors, stockholders or other third parties all Taxes required to be withheld, and neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax. Neither the Company nor any of its Subsidiaries has received any written notice of or if aware of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of or is aware of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries.

      3.15 ENVIRONMENTAL MATTERS.

      (a) (i) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a "HAZARDOUS SUBSTANCE") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States;
(iv) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBS") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company and its Subsidiaries have made available to Parent true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Company, any Subsidiary of the Company, or any of their respective representatives or advisors.

      (b) For purposes of this Section 3.15, "ENVIRONMENTAL LAWS" means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

      3.16 INTELLECTUAL PROPERTY.

      (a) Section 3.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) registered copyrights or Community Designs, and pending applications, owned by the Company or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; and (iii) patents and pending applications owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively the "REGISTERED COMPANY INTELLECTUAL PROPERTY"). All of the Registered Company Intellectual Property is owned solely by the Company or one of its Subsidiaries free and clear of all Liens.

      (b) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all of the material Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted (the "COMPANY INTELLECTUAL PROPERTY") free and clear of all Liens.

      (c) The Registered Company Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

      (d) There is no pending or, to the Company's knowledge, threatened (and at no time since January 1, 2003 has there been pending or, to the Company's knowledge, threatened any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company's or any of its Subsidiaries' business infringe or misappropriate any Intellectual Property owned by any third party ("THIRD PARTY INTELLECTUAL PROPERTY"), or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) restrict the Company's or any of its Subsidiaries' rights to use any Company Intellectual Property owned by the Company or any of its Subsidiaries,
(ii) restrict the Company or any of its Subsidiaries from conducting its business as currently conducted or proposed to be conducted in order to avoid infringement or misappropriation of any Third Party Intellectual Property, or
(iii) permit third parties to use any Company Intellectual Property owned by the Company or any of its Subsidiaries.

      (e) The conduct of the business of the Company and its Subsidiaries as previously conducted, currently conducted or proposed to be conducted does not infringe upon or misappropriate any Third Party Intellectual Property. To the Company's knowledge, no third party has misappropriated or infringed or is misappropriating or infringing any Company Intellectual Property (1) owned by the Company or any of its Subsidiaries or (2) that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted, and no intellectual property misappropriation or infringement suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries.

      (f) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property that is (i) owned by the Company and its Subsidiaries, or (ii) material to the business of the Company or any of its Subsidiaries as currently conducted or proposed to be conducted. To the Company's knowledge, there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or trade secrets of the Company or any of its Subsidiaries or of any of their respective clients related to any material proprietary product or service currently being marketed, sold, licensed, provided or developed by the Company or any of its Subsidiaries (each such product, a "PROPRIETARY PRODUCT") other than disclosures made pursuant to reasonably protective nondisclosure or confidentiality agreements entered into by the Company in the ordinary course of business.

      (g) All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product or material Company Intellectual Property (including without limitation all employees who have designed, written, tested or worked on any software code or content contained in any Proprietary Product or material Company Intellectual Property) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.16(g) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product or material Company Intellectual Property (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code or content contained in any Proprietary Product or material Company Intellectual Property) have assigned to the Company or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by the Company or one or more of its Subsidiaries and that has assigned its rights in such Proprietary Product or material Company Intellectual Property to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any, that are not assignable, which have been waived unless un-waivable) in and to the portions of such Proprietary Product or material Company Intellectual Property developed by them in the course of their work for the Company or one or more of its Subsidiaries (or applicable third party).

      (h) (i) Neither the Company nor any of its Subsidiaries is in violation of any license, sublicense or other agreement or instrument related to the Company Intellectual Property to which the Company or any of its Subsidiaries is a party or is otherwise bound; (ii) the consummation by the Company of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Company Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted; (iii) the consummation by the Company of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

      (i) None of the Company Intellectual Property (1) owned by the Company or any of its Subsidiaries and (2) material to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted constitutes or incorporates any software subject to an open source agreement (e.g. GPL) that would require the Company or any of its Subsidiaries to divulge to any person any source code or trade secret that is part thereof.

      (j) The Company's, and each of its Subsidiaries', use and dissemination of any and all data and information concerning consumers of its products or services or users of any web sites operated by the Company or any of its Subsidiaries is in material compliance with all applicable privacy policies, terms of use, and laws. The consummation by the Company of the transactions contemplated hereby will not violate any privacy policy, terms of use, or laws relating to the use, dissemination, or transfer of such data or information.

      (l) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, trade names, service names, brands, tradedress, logos and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship and copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; computer hardware technology, software (including source code or object code) and other technology; rights of privacy and publicity, and moral rights; other proprietary rights of any kind or nature, however denominated; and all rights to sue for any past or future infringement or impairment of the foregoing.

      3.17 BILLINGS. Set forth on Section 3.17 of the Disclosure Schedule are, on a month-by-month basis from January 1, 2004 through the date hereof, the billings by the Company for each of research, consulting and other, aggregated within each category, and such billings information is true, correct and complete in all material respects.

      3.18 INSURANCE. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other insurance policies maintained by the Company or any of its Subsidiaries, provide adequate coverage for all such risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount and with such deductibles and retained amounts, as are generally insured against and carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written notice, or, to the knowledge of the Company, threats of cancellation or non-renewal of, or, since January 1, 2004, any material increase of premiums with respect to, any of such insurance policies. To the Company's knowledge, there are no material claims by the Company or any of its Subsidiaries under any of such policies relating to the business, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

      3.19 RESTRICTIONS ON BUSINESS. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.

      3.20 CONTRACTS.

      (a) Except for any contracts or agreements entered into after the date of this Agreement in compliance with Section 5.1 hereof or as set forth in Section
3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, and neither the Company nor any of its Subsidiaries or its properties are subject to, any contract or other agreement that is or will be required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K filed by the Company with the SEC which is not disclosed in the Filed Company SEC Documents. All such contracts or agreement and, all contracts and agreements filed as exhibits to the Filed Company SEC Documents, and all of the contracts required to be set forth in Section 3.20 of the Disclosure Schedule (collectively, the "COMPANY CONTRACTS") are valid, binding and in full force and effect and are enforceable by the Company or any of its Subsidiaries that is party thereto in accordance with their terms. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any of the Company Contracts is in breach or default thereunder. Neither the Company nor any of its Subsidiaries has taken any action and, to the knowledge of the Company, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any party under any of the Company Contracts. Neither the Company nor any of its Subsidiaries has received written notice under a Company Contract of the intention of any third party to terminate such Company Contract.

      (b) Except as set forth in Section 3.20 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

            (i) covenant not to compete in any geographical area or in any line of business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement); or

            (ii) employment or other contract or agreement pursuant to which a director, officer or employee is required to perform personal services to the Company.

      True and complete copies of the contracts and agreements (or if such agreement is not in writing, a written description thereof) set forth on Section
3.20 of the Disclosure Schedule have been made available to Parent or are available in the Filed Company SEC Documents.

      3.21 ILLEGAL PAYMENTS, ETC. In the conduct of their business, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

      3.22 PROXY STATEMENT. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (as amended or supplemented, the "PROXY STATEMENT") to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS MEETING"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "REGULATION M-A FILING") shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

      3.23 AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.23 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any contract or other agreement with any affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), (ii) no Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) is an officer, director, employee, consultant, distributor, supplier, vendor, customer, client, lessor, licensor, debtor, creditor, competitor or service provider to the Company or any of its Subsidiaries, and (iii) no Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) owns or otherwise has any rights to or interest in any of the properties or assets of the Company or any of its Subsidiaries.

      3.24 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Wachovia Capital Markets, LLC ("WACHOVIA SECURITIES"), has delivered to the Company an opinion dated on or about the date of this Agreement to the effect that as of such date the Per-Share Cash Amount is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent.

      3.25 BROKERS. No broker, finder or investment banker (other than Wachovia Securities, whose brokerage, finder's or other fees will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Wachovia Securities pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company that:

      4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing that have not had or would not reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate.

      4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      4.3 NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the organizational documents, By-Laws, or operating agreement, in each case, as amended of Parent, the Merger Sub Charter or the Merger Sub By-Laws or (ii) conflict with or violate any law, rule, regulation, ordinance, order, judgment, injunction or decree, or restriction of any Governmental Entity or court, applicable to Parent or Merger Sub by which its or their respective properties are bound or affected.

      (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification or application to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition law or regulation including without limitation the EC Merger Regulation, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, applications and notifications as may be required under applicable federal and state securities laws and the laws of any foreign country, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, applications or notifications which, if not obtained or made, have not had or would not reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate.

      4.4 SUFFICIENT FUNDS. Parent has, and will have available to it upon the consummation of the Merger, access to sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 2.1(a) hereof and all fees and expenses incurred in connection with the Merger.

      4.5 PROXY STATEMENT. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting, shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication by Parent with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

      4.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent for which the Company may become liable.

      4.7 NO PARENT STOCKHOLDER VOTE REQUIRED. The consummation of the transactions contemplated by this Agreement does not require the approval of the holders of any shares of capital stock of Parent.

      4.8 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

      4.9 LITIGATION. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, including Merger Sub, that could reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

      4.10 OWNERSHIP OF SHARES. Neither Parent nor any of its Subsidiaries, including Merger Sub, owns any Company Common Stock, and during the period three years prior to the date hereof (other than by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an "interested stockholder" of the Company, as such term is defined in Section 203 of the DGCL.

                                   ARTICLE 5.
                               CONDUCT OF BUSINESS

      5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this

Agreement or the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld), directly or indirectly, do any of the following:

      (a) enter into any agreement that would be required (assuming the Company continued to be subject to SEC rules and regulations requiring the filing of current and periodic reports under the Exchange Act) to be filed as an exhibit to, or described in, filings made or to be made by the Company with the SEC;

      (b) violate, extend, amend or otherwise modify or waive any of the terms of any agreements filed with the SEC as exhibits to any of the Company SEC Reports;

      (c) adopt a plan of complete or partial liquidation, dissolution, reorganization, merger or consolidation of the Company or any Subsidiary (other than the Merger);

      (d) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

      (e) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

      (f) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

      (g) become liable in respect of any guarantee of, or incur, assume or otherwise become liable in respect of, any indebtedness in excess of $100,000 except for borrowings in the ordinary course of business under credit facilities in existence on the Most Recent Balance Sheet Date;

      (h) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase capital stock of the Company or otherwise) any shares of capital stock of the Company, any securities exchangeable for or convertible into capital stock of the Company, or any other securities, except that the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options and rights to purchase Company Common Stock, in each case, outstanding on the date hereof pursuant to the terms of such securities on the date hereof;

      (i) effect any stock split, reverse split, reclassification, reorganization, recapitalization or other like change with respect to capital stock of the Company, or make any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of the capital stock or other equity interests of the Company or any of its Subsidiaries;

      (j) increase the compensation payable to any officer, director, employee, agent or consultant, including any increase in the upper limits of compensation potentially payable under any sales compensation, bonus, incentive or other compensation plan; enter into any agreement providing for the employment or consultancy of any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant; hire any person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant hired on or after the date hereof, if the compensation to be paid and payable on an annualized basis to such person
(i) will exceed $50,000 or (ii) together with the compensation to be paid and payable on an annualized basis to all other such persons hired on or after the date hereof, will exceed $250,000;

      (k) authorize or make any capital expenditure other than is specified in the plan set forth as Exhibit 5.1(k) hereto or in excess of $100,000 in the aggregate;

      (l) pay, discharge, compromise, satisfy, cancel or forgive any debts or claims or rights (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $100,000 except in the ordinary course of business consistent with past practice;

      (m) make any material investment in or make a material loan or advance or agreement to loan or advance to any third party;

      (n) layoff any employee of the Company or any of its Subsidiaries or otherwise effect any reduction in force, except in accordance with the planned reductions in force set forth in the materials referred to in Section 3.12(b);

      (o) adopt or amend any Employee Benefit Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increase any benefits under any Employee Benefit Plan;

      (p) enter into, or perform, any transaction with, or for the benefit of, any officer, director, employee or other affiliate of the Company or any of its Subsidiaries (other than payments made to officers, directors and employees in the ordinary course of business);

      (q) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

      (r) sell or transfer, or mortgage, pledge, lease or otherwise encumber any of the assets of the Company or any of its Subsidiaries;

      (s) make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

      (t) cause, permit or propose any amendments to the Company Charter, Company Bylaws or the Subsidiary Documents;

      (u) enter into or modify in any material respect any contract that is or would be, if entered into or as so amended, required to be filed with the SEC or set forth in Section 3.20 of the Disclosure Schedule;

      (v) discount or decrease any rate on the Company's rate cards, after taking into account all other such discounts or decreases, in the aggregate, more than 25% below the standard pricing without discounts for the related item; or

      (w) take or agree to take, any of the actions described in this Section 5.1, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      5.2 COOPERATION; FILINGS. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall confer on a regular basis with one or more representatives of Parent to report on operational matters that are material and other matters requested by Parent. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby. As soon as is reasonably practicable, Parent and the Company shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any Notification and Report Forms relating to the transactions contemplated hereby required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

      6.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

      (a) The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books, records and contracts (other than privileged documents), its personnel, financial and operating data, and its properties, plants and personnel and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation by Parent pursuant to this Section 6.1 shall affect any representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement.

      (b) Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party's representatives in accordance with the terms of the Mutual Confidentiality Agreement dated as of October 27, 2004 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

      6.2 NO SOLICITATION.

      (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined in Section 9.3), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Section 6.2(a) shall prohibit the Company or its directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, (B) referring a third party to this Section 6.2(a) or making a copy of this Section 6.2(a) available to any third party, or (C) taking any of the actions set forth in clauses (i), (ii) or (iii) of this paragraph (a) for a period beginning upon execution hereof until 9:00 p.m. (Connecticut time) on December 25, 2004 (the "SOLICITATION PERIOD"); and provided, further, that prior to obtaining the Company Stockholder Approvals, if the Board of Directors of the Company reasonably determines that a Takeover Proposal that is submitted after the Solicitation Period constitutes a Superior Proposal (as defined in Section 9.3), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to a request therefore that was not solicited by the Company nor resulted from a breach or deemed breach of this Section 6.2(a), and subject to compliance with Section 6.2(b), furnish information with respect to the Company to any person making such Takeover Proposal that is submitted after the Solicitation Period pursuant to a confidentiality agreement, in customary form and in any event containing terms as to the disclosure of confidential information, taken as a whole, which are substantially equivalent to those contained in the Confidentiality Agreement (as defined in Section 6.1), and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2(a) by any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company, whether or not acting on behalf of the Company, shall be deemed to be a breach of this Section 6.2 by the Company.

      (b) Notwithstanding anything to the contrary in this Agreement, in response to the receipt of a Superior Proposal prior to or during the Solicitation Period, the Board of Directors of the Company may at any time prior to 10:00 p.m. (Connecticut time) on December 26, 2004 (the

"SOLICITATION RESPONSE DEADLINE"), (x) withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, (y) in the case of a Superior Proposal that is a tender or exchange offer made directly to the Company's stockholders, may recommend that the Company stockholders accept and permit the Company to enter into the tender or exchange offer (any of the foregoing actions in clauses (x) and (y), whether by the Board of Directors of the Company or a committee thereof, and whether effected or publicly proposed by the Company to be effected, a "CHANGE OF RECOMMENDATION"), if all of the following conditions are met:

            (i) A Superior Proposal has been made prior to or during the Solicitation Period and has not been withdrawn;

            (ii) A majority of the Board of Directors of the Company has concluded in good faith, after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), that, in light of such Superior Proposal, the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to be a breach of its fiduciary obligations to the Company's stockholders under applicable law;

            (iii) The Company has delivered to Parent by 11:00 p.m. (Connecticut time) on December 25, 2004 a written notice advising Parent that the Company's Board of Directors has received a Superior Proposal during the Solicitation Period (which notice shall include a copy of such Superior Proposal) and identify the Person making such Superior Proposal and advising Parent that the Company intends to effect such Change of Recommendation (specifying which particular course of action the Company intends to effect as a Change of Recommendation) (a "SUBSEQUENT DETERMINATION") (it being understood that during period set forth below Parent may propose such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its original recommendation to stockholders without making a Subsequent Determination, with any such adjustments being at the discretion of the parties at such time), and it is the later of (A) 24 hours after delivery of the written notice to Parent set forth above and (A) 8:00 p.m. (Connecticut time) on December 26, 2004;

            (iv) The Company shall have complied in all respects with this
Section 6.2;

            (v) The party making the Superior Proposal has executed a definitive Merger Agreement in substantially the form of this Agreement, with no conditions contained therein other than as set forth herein, delivery of such Merger Agreement by such party being subject solely to the termination of this Agreement in accordance with Section 8.1(e) hereof. Until public announcement in accordance with Section 6.6 hereof, any disclosure of this Agreement to any other party shall not include the name of Parent or Merger Sub, the Per-Share Cash Amount or the Post Solicitation Period Termination Fee set forth herein;

            (vi) the Company has terminated this Agreement pursuant to Section 8.1(e).

      (c) During the Solicitation Period, the Company shall promptly (but in any event within two hours) advise Parent orally and in writing of any Takeover Proposal or any inquiry regarding the making of a, or that could reasonably be expected to lead to any, Takeover Proposal, including any request for information or any discussions sought to be initiated or continued with the Company or its representatives, the material terms and conditions of such request, discussions, Takeover Proposal or inquiry (in the case of written materials, providing copies of such materials) and the identity of the person making such request, Takeover Proposal or inquiry or initiating such discussions. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, discussions, Takeover Proposal or inquiry.

      (d) Notwithstanding anything to the contrary in this Agreement, in response to the receipt of a Superior Proposal that is submitted after the Solicitation Period, the Board of Directors of the Company may effect a Change of Recommendation if all of the following conditions are met:

            (i) A Superior Proposal has been made after the Solicitation Period and has not been withdrawn;

            (ii) The Company Stockholders Meeting has not occurred;

            (iii) A majority of the Board of Directors of the Company has concluded in good faith, after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), that, in light of such Superior Proposal made after the Solicitation Period, the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to be a breach of its fiduciary obligations to the Company's stockholders under applicable law;

            (iv) The Company shall have complied in all respects with this
Section 6.2;

            (v) Three (3) business days have passed following the Company's delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal after the Solicitation Period (which notice shall include a copy of such Superior Proposal) and identify the Person making such Superior Proposal and advising Parent that the Company intends to effect such Change of Recommendation (specifying the Subsequent Determination (it being understood that during such three (3) business day period Parent may propose such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its original recommendation to stockholders without making a Subsequent Determination, with any such adjustments being at the discretion of the parties at such time); and

            (vi) the Company has terminated this Agreement pursuant to Section 8.1(e).

      (e) After the Solicitation Period, the Company shall promptly (but in any event within one day) advise Parent orally and in writing of any Takeover Proposal or any inquiry regarding the making of a, or that could reasonably be expected to lead to any, Takeover Proposal, including any request for information or any discussions sought to be initiated or continued with the Company or its representatives, the material terms and conditions of such request, discussions, Takeover Proposal or inquiry (in the case of written materials, providing copies of such materials) and the identity of the person making such request, Takeover Proposal or inquiry or initiating such discussions. The Company will, to the extent reasonably practicable, keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, discussions, Takeover Proposal or inquiry.

      6.3 PROXY STATEMENT.

      (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding and supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.

      (b) Subject to the right of the Company's Board of Directors to submit a Change of Recommendation pursuant to Section 6.2(b) after terminating this Agreement pursuant to Section 8.1(e), the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

      (c) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the payment of cash in accordance with Section 2.1(a) hereof. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in a supplement to the Proxy Statement, such party shall promptly inform the other thereof and the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, and, if required in connection therewith, resolicit proxies. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

      (d) The Company and Parent shall make any necessary filing with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

      6.4 COMPANY STOCKHOLDERS MEETING.

      (a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company By-Laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, the Company Stockholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to Section 6.2(b), to the fullest extent permitted by applicable law, (i) the Company's Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company's Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company's Board of Directors that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 6.2(b) and this Agreement terminated and the fee and expenses due under Section 8.3 paid, the Company shall take all lawful action to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the rules of The Nasdaq National Market or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

      (b) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

      6.5 LEGAL CONDITIONS TO MERGER. Each of Parent and the Company will use reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, that Parent or Merger Sub shall not be required hereby to effect any divestiture of assets or operations.

      6.6 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of The Nasdaq National Market if it has used all reasonable efforts to consult with the other party a reasonable time prior thereto.

      6.7 401(k) PLAN. Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect as of the Effective Time such actions relating to the Company's 401(k) Plan (the "401(k) PLAN" ) as Parent may deem necessary or appropriate, including without limitation, terminating the 401(k) Plan, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

      6.8 STOCK OPTIONS.

      (a) Prior to the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other necessary actions to cause each Company Stock Option that is outstanding immediately prior to the Effective Time to vest in full and become exercisable immediately prior to the Effective Time with respect to all of the shares of Company Common Stock then subject to such Company Stock Option. Each Company Stock Option that is outstanding immediately prior to the Effective Time shall be automatically cancelled as of the Effective Time in exchange for a cash amount payable by Parent to the holder thereof equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option and (2) the amount, if any, by which the Per-Share Cash Amount exceeds the exercise price per share of such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The cash amounts payable to holders of Company Stock Options pursuant to this Section 6.8(a) shall be delivered as soon as reasonably practicable following the Effective Time. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 6.8(a) shall be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Prior to the Closing, the Company shall take all actions necessary to cause each Company Stock Option with an exercise price equaling or exceeding the Per-Share Cash Amount to automatically and duly terminate as of the Effective Time, and no Per-Share Cash Amount, other cash amount or other property or obligation shall be owed, due or payable by the Company, Parent or Merger Sub in respect of such Company Stock Option.

      (b) If and to the extent necessary or required by the terms of the Company Stock Plan or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.8(a).

      6.9 PURCHASE PLAN. All outstanding purchase rights under the Company Purchase Plan shall automatically be exercised, in accordance with the terms of the Company Purchase Plan, as of the end of the Payment Period ending December 31, 2004, and shares of Company Common Stock shall be issued at the end of such Payment Period in accordance with Article 6 of the Company Purchase Plan. After the date hereof, the Company shall not commence any new offering periods, or otherwise grant any rights to purchase Common Stock of the Company, under the Company Purchase Plan. Effective immediately after the Payment Period ending December 31, 2004, the Company Purchase Plan shall terminate with the above-referenced exercise and purchase of shares, and no further purchase rights shall be granted under the Company Purchase Plan.

      6.10 CONSENTS. The Company shall use reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, the Material Consents.

      6.11 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.

      (a) From and after the Effective Time, Parent shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter or the Company By-Laws for acts or omissions occurring at or prior to the Effective Time. The Certificate of Incorporation and the By-Laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company Charter and the Company By-Laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of the Company, unless such a modification is required by law.

      (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Date, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially equivalent to the Company's existing policy on terms with respect to coverage no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

      (c) This Section 6.11 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 6.11 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.12 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      6.13 NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would be reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of any change or event, individually or in the aggregate with other changes or events, having, or which could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on such party or otherwise affect adversely the ability for the conditions set forth in Article 7 to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.13 will not (a) be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach or failure to satisfy any representation, warranty, covenant, condition or agreement hereunder, or (b) limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      6.14 TAKEOVER STATUTES. Except as otherwise specifically provided in
Section 6.2(b) of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company's Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

      6.15 FIRPTA CERTIFICATE. The Company shall provide to Parent at Closing a certificate from the Company to the effect that the Company is not a U.S. real property holding company meeting the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

      6.16 NO AFFILIATE AGREEMENTS. (i) The Company shall terminate, or cause the termination of, all contracts or other agreements of the Company or any of its Subsidiaries with any affiliate of the Company or any of its Subsidiaries (other than with the Company itself or any of its Subsidiaries) and (ii) shall make all reasonable efforts to ensure that no affiliate of the Company or any of its Subsidiaries (other than the Company itself or any of its Subsidiaries) shall own or otherwise have any rights to or interest in any of the properties or assets of the Company or any of its Subsidiaries.

                                   ARTICLE 7.
                            CONDITIONS TO THE MERGER

      7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) STOCKHOLDER APPROVAL. The Company Stockholder Approvals shall have been obtained;

      (b) HSR ACT. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be;

      (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any governmental action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

      7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. Except for Sections 3.3 and 3.8(b) and
(c), the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect. The representations and warranties of the Company contained in Sections 3.3 and 3.8(b) and (c), giving effect to all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects.

      (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

      (c) CONSENTS OBTAINED. Parent shall have received satisfactory evidence that the Company shall have obtained the Material Consents set forth on Schedule 7.2(c) hereto.

      (d) GOVERNMENTAL ACTIONS. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

      (e) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company meeting the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

      (f) NO AFFILIATE AGREEMENTS. (i) Neither the Company nor any of its Subsidiaries shall be a party to or bound by any contract or other agreement with any affiliate of the Company or one of its Subsidiaries (other than with another Subsidiary of the Company) and (ii) no affiliate of the Company or any of its Subsidiaries (other than the Company or a Subsidiary of the Company itself) shall own or otherwise have any rights to or interest in any of the properties or assets of the Company or any of its Subsidiaries.

      7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of Parent to such effect.

      (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

                                   ARTICLE 8.
                                  TERMINATION

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

      (b) by either Parent or the Company if the Merger shall not have been consummated by the 150th day following the date hereof (the "OUTSIDE DATE") provided, that if (x) the Effective Time has not occurred by the 150th day following the date hereof by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b) or 7.1(c) and (y) all other conditions set forth in
Article VII have theretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to the 180th day following the date hereof (which shall then be the "OUTSIDE DATE"), (provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

      (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5);

      (d) by either Parent or, if the Company has not breached the provisions of
Section 6.4, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to obtain such stockholder approval;

      (e) by the Company if the Board of Directors of the Company effects a Change of Recommendation in response to a Superior Proposal; provided the Company shall have complied with the provisions and requirements of Section 6.2 of this Agreement;

      (f) by Parent (at any time prior to obtaining the Company Stockholder Approvals) if a Triggering Event (as defined below) shall have occurred;

      (g) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach or failure from the Company; or

      (h) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by the Company of written notice of such breach or failure from Parent.

      For purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company's Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; or (iii) the Company's Board of Directors or any committee thereof shall have approved or publicly recommended any Takeover Proposal or failed to publicly reaffirm its recommendation of this Agreement and the Merger within 5 days following Parent's request to do so.

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except (i) that the provisions of Sections 6.1(b), this Section 8.2, Section 8.3 and Article 9 hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

      8.3 FEES AND EXPENSES.

      (a) Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in relation to the filing and printing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) in connection with the filing of the pre-merger notification forms under the HSR Act and any other comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.

      (b) If this Agreement is terminated by the Company or Parent pursuant to
Section 8.1(b), the Company shall pay to Parent reimbursement for all of Parent's, Merger Sub's and Parent's financial sources' out-of-pocket expenses, including without limitation fees and expenses payable to all legal, accounting, financial and professional advisers thereof, relating to the Merger or the transactions contemplated by this Agreement ("ACQUIRER EXPENSES") and the Post Solicitation Termination Fee; provided, however, that the Company shall be required to pay the Post Solicitation Termination Fee only if (i) prior to the time of such termination a Takeover Proposal had been publicly announced or otherwise communicated to the Company's Board of Directors, a majority of the Company's stockholders or the Company's advisors and (ii) within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a merger, business combination, acquisition or other such transaction (regardless of whether related to such Takeover Proposal) of a type described in clause (i), (ii) or (iii) of the definition of "Takeover Proposal" in Section 9.3(k) hereof (such transaction, a "TAKEOVER TRANSACTION"). Payment under this Section 8.3(b) of the Acquirer

Expenses shall be made upon the termination of the Agreement, and payment of the Post Solicitation Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

      (c) If this Agreement is terminated by the Company or Parent pursuant to
Section 8.1(d), the Company shall pay to Parent, upon such termination, reimbursement for all Acquirer Expenses and the Post Solicitation Termination Fee; provided, however, that the Company shall be required to pay the Post Solicitation Termination Fee only if within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, and such Post Solicitation Termination Fee shall be paid upon the earlier of the consummation of such Takeover Transaction and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

      (d) If this Agreement is terminated by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f), prior to the end of the Solicitation Response Deadline, the Company shall pay to Parent reimbursement for all Acquirer Expenses up to $1.75 million and the Solicitation Period Termination Fee, each payable upon such termination.

      (e) If this Agreement is terminated by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f) other than as set forth in clause
(d) above, the Company shall pay to Parent reimbursement for all Acquirer Expenses and the Post Solicitation Termination Fee, each payable upon such termination.

      (f) If this Agreement is terminated by Parent pursuant to Section 8.1(h), the Company shall pay to Parent, upon such termination, reimbursement for all Acquirer Expenses and the Post Solicitation Termination Fee; provided, however, that the Company shall be required to pay the Post Solicitation Termination Fee only if (i) the breach or failure to perform that is the basis for the termination under Section 8.1(h) was willful or intentional on the part of the Company and (ii) within twelve (12) months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction. Such Post Solicitation Termination Fee shall be paid upon the earlier of the consummation of such Takeover Transaction and the ninetieth
(90th) day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

      (g) All amounts due under this Section 8.3 shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.3 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3

                                   ARTICLE 9.
                               GENERAL PROVISIONS

      9.1 NONSURVIVAL OF REPRESENTATIONS; WARRANTIES AND AGREEMENTS. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles 1 and 2; Sections 6.8 (Stock Plans),
6.9 (Purchase Plan), 6.11 (Indemnification; Directors and Officers Insurance),
6.12 (Commercially Reasonable Efforts), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); and this Article 9. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

      9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

      (a) If to Parent or Merger Sub:

Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06904-2212
Attention: Eugene Hall
Telecopier No.: (203) 316-6300
Telephone No.:  (203) 316-1111

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Larry W. Sonsini, Esq.
           Martin W. Korman, Esq.
Telecopier No.: (650) 493-6811
Telephone No.:  (650) 493-9300

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
12 East 49th Street, 30th Floor
New York NY 10017
Attention: Robert D. Sanchez, Esq.
Telecopier No.: (212) 999-5899

Telephone No.:  (212) 999-5800

      (b) If to the Company:

META Group, Inc.
208 Harbor Drive
PO Box 120061
Stamford, CT 06912-0061
Attention:  Mr. CD Hobbs
Telecopier No.: (203) 359-8066
Telephone No.:  (203) 973-6700

with a copy to:

Heller Ehrman White & McAuliffe LLP
2775 Sand Hill Road
Menlo Park, CA  94025-7019
Attn:  Jon E. Gavenman, Esq.
Telecopier No.: (650) 324-0638
Telephone No.:  (650) 233-8539

      9.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

      (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

      (b) "BUSINESS DAY" means any day other than a Saturday or Sunday or any day on which banks in Connecticut or Massachusetts are required or authorized to be closed;

      (c) "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances, (i) is materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent the Company from timely consummating the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (A) any change or event attributable to conditions affecting the industries in which the Company participates or the U.S. economy as a whole that does not affect the Company in a disproportionate manner (other than any change or event (including a national calamity) that causes, is caused by or is related to (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration by a Governmental Entity of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any extraordinary limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions); (B) any change or event resulting from compliance with the terms and conditions of this Agreement; (C) any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement or (D) any change or event to the extent attributable to the announcement or pendency of the Merger that impacts the Company's or any of its Subsidiary's revenues or relationships with its employees, customers, suppliers or partners.

      (d) "CONTROL" including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

      (e) "INCLUDE" or "INCLUDING" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

      (f) "KNOWLEDGE" with respect to the Company means the actual knowledge of the following officers of the Company: CD Hobbs, John Riley, Michael Buchheim and Val Sribar, following reasonable inquiry of their direct reports.

      (g) "PARENT MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances would reasonably be expected to prevent Parent from timely consummating the transactions contemplated hereby.

      (h) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

      (i) "PER-SHARE CASH AMOUNT" shall mean $10.00 per share of Company Common Stock.

      (j) "POST SOLICITATION PERIOD TERMINATION FEE" means $4.5 million.

      (k) "SOLICITATION PERIOD TERMINATION FEE" means $3.8 million.

      (l) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (i) for consideration consisting of cash and/or securities that a majority of the members of the Special Committee of the Board of Directors of the Company (the "Special Committee") determines, at a duly constituted meeting of the Special Committee of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger (after consultation with the Company's independent financial advisor) taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby), (ii) for which financing, to the extent required, is then committed, and (iii) that is reasonably capable of being completed, taking into account all regulatory, legal and other aspects of such proposal.

      (m) "TAKEOVER PROPOSAL" means any (i) proposal for a merger, consolidation, restructuring, recapitalization or other reorganization, business combination or similar such transaction involving the Company (other than one in which the stockholders of the Company immediately preceding the transaction hold 80% or more of the equity interest in the surviving or resulting entity, in the same proportion as they held equity interests in the Company prior to the transaction), (ii) proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company such that those involved in making such proposal or offer will hold, as a result (together with all other equity interests or securities previously held), interests or securities representing 20% or more of the shares of Company Common Stock or of the total voting securities of the Company outstanding immediately following such acquisition or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company, in each case other than the transactions contemplated by this Agreement.

      9.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.11 (Indemnification; Directors and Officers Insurance), who shall have the right to enforce such provisions directly.

      9.8 ASSIGNMENT. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

      9.9 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      9.11 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

      9.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      9.14 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of and for the County of New Castle, State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of and for the County of New Castle, State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of and for the County of New Castle, State of Delaware.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        GARTNER, INC.

                                        /s/ EUGENE HALL

                                        By: Eugene Hall

                                        Its: Chief Executive Officer

                                        GREEN FALCON, INC.

                                        /s/ CHRIS LAFOND

                                        By: Chris Lafond
                                        Its: President

                                        META GROUP, INC.

                                        /s/ CD HOBBS

                                        By: CD Hobbs
                                        Its: President and COO

                                    ANNEX B

                    Wachovia Capital Markets, LLC Letterhead

December 26, 2004

Special Committee of the Board of Directors
META Group, Inc.
208 Harbor Drive
Stamford, CT 06912-0061

Gentlemen:

You have asked Wachovia Capital Markets, LLC ("Wachovia Securities") to advise you with respect to the fairness, from a financial point of view, to the holders of Common Stock, par value $0.01 per share ("META Common Stock"), of META Group, Inc., a Delaware corporation ("META" or the "Company"), of the Merger Consideration (as hereinafter defined) to be received by the holders of META Common Stock pursuant to that certain Agreement and Plan of Merger, dated as of December 26, 2004 (the "Agreement"), by and among the Company, Gartner, Inc., a Delaware corporation ("the Purchaser"), and Green Falcon, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser ("Merger Sub").

Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). The Agreement further provides that each issued and outstanding share of META Common Stock will be converted into the right to receive $10.00 per share, in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     In arriving at our opinion, we have, among other things:

     -  Reviewed the Agreement, including the financial terms of the Merger.

     - Reviewed Annual Reports on Form 10-K of META for the three fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of META; and certain business, financial, and other information regarding each of the Purchaser and the Company that was publicly available.

     - Reviewed certain business, financial, and other information regarding the Company and its prospects that was furnished to us by, and we have discussed with, the management of the Company.

     - Compared the business, financial, and other information regarding the Company with similar information regarding certain publicly traded companies that we deemed relevant.

Special Committee of the Board of Directors
META Group, Inc.
December 26, 2004
Page 2


     - Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

     - Compared the proposed financial terms of the Agreement with the premiums paid in certain other business combinations and transactions regarding publicly traded companies that we deemed relevant.

     -  Reviewed the stock price and trading history of META Common Stock.

     - Participated in the discussions and negotiations among representatives of META and the Purchaser and their respective financial and legal advisors that resulted in the Merger.

     In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. We have been provided with projections for fiscal years 2004-2005 for the Company by the management of the Company. We have assumed that the forecasts, estimates, judgments, and all assumptions expressed by the management of the Company have been reasonably formulated and that they are the best currently available forecasts, estimates, judgments, and assumptions of the management of the Company. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities of the Company, and we have not made or been provided with any evaluations or appraisals of the assets and liabilities of the Company.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the Company or the Merger in any way meaningful to our analysis.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger compared with other business strategies or transactions that may have been considered by the Company's management, its Board of Directors or any committee thereof. Nor does our opinion address the merits of the underlying decision by the Company to enter into the Agreement.

Special Committee of the Board of Directors
META Group, Inc.
December 26, 2004
Page 3


     Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Special Committee of the Board of Directors of the Company in connection with its review of strategic alternatives including a potential sale of the Company, and will receive a fee for such services, a portion of which is payable upon delivery of this opinion, and the principal portion of which is payable upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) in the past have provided financing services to Purchaser, and may provide similar or other such services to, and maintain relationships with, Purchaser in the future. Additionally, in the ordinary course of our business, we may trade in the debt and equity securities (or related derivative securities) of META and Purchaser for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is solely for the information and use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger. This opinion does not and shall not confer any rights or remedies upon the stockholders of the Company or any other person or be used or relied on for any other purpose. Our opinion does not address the merits of the underlying decision by the Board of Directors of the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of shares of META Common Stock as to how such holder should vote in connection with the Agreement or any other matter related thereto. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the holders of META Common Stock.

     Subject to the foregoing and based upon our experience as investment bankers, our work as described above, and other factors we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of META Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.


Very truly yours,


/s/ WACHOVIA CAPITAL MARKETS, LLC
----------------------------------
WACHOVIA CAPITAL MARKETS, LLC

                                    ANNEX C

{Section} 262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to {Section} 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to {Section} 251 (other than a merger effected pursuant to {Section} 251(g) of this title), {Section} 252, {Section} 254, {Section} 257, {Section} 258, {Section} 263 or {Section} 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of {Section} 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to {Section} 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under {Section} 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to {Section} 228 or {Section} 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections

(a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.